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                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement (the "Agreement") is dated this 19th day of April, 1996, by and among UHS OF PENNSYLVANIA, INC., a Pennsylvania corporation (the "Buyer"), and subsidiary of UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation ("UHS"), UHS, UHS OF DELAWARE, INC., a Delaware corporation ("UHS-DEL") and subsidiary of UHS, WELLINGTON REGIONAL MEDICAL CENTER, INC., a Florida corporation ("Wellington") and subsidiary of UHS, FIRST HOSPITAL CORPORATION, a Virginia corporation ("FHC"), FHC MANAGEMENT SERVICES, INC., a Virginia corporation ("FHC-MSI"), HEALTH SERVICES MANAGEMENT, INC., a Pennsylvania corporation ("HSMI"), HORSHAM CLINIC, INC. D/B/A THE HORSHAM CLINIC, a Pennsylvania corporation ("Horsham"), CENTRE VALLEY MANAGEMENT, INC. D/B/A THE MEADOWS PSYCHIATRIC CENTER, a Pennsylvania corporation ("Meadows"), CLARION FHC, INC. D/B/A CLARION PSYCHIATRIC CENTER, a Pennsylvania corporation ("Clarion"), WESTCARE, INC. D/B/A ROXBURY, a Virginia corporation ("Roxbury") and FIRST HOSPITAL CORPORATION OF FLORIDA, a Florida corporation ("FHC-Florida")(Buyer, UHS, UHS-DEL, and Wellington are sometimes hereinafter referred to collectively as the "UHS Group"; Horsham, Meadows, Clarion and Roxbury are sometimes hereinafter referred to individually as an "FHC Affiliate" and collectively as the "FHC Affiliates"; and FHC, FHC-MSI, HSMI, FHC-Florida and the FHC Affiliates are sometimes hereinafter referred to individually as a "Seller" and collectively as the "Sellers").

                 WHEREAS, FHC owns all of the issued and outstanding shares of the common stock of each of FHC-MSI, HSMI, Horsham, Meadows, Clarion, Roxbury and FHC-Florida; and

                 WHEREAS, each of Horsham, Meadows and Clarion owns and operates a licensed mental health facility at the locations listed on Exhibit A hereto and Roxbury owns and operates a licensed substance abuse facility at the location listed on Exhibit A hereto (individually, a "Facility" and collectively, the "Facilities"); and

                 WHEREAS, FHC, either directly or through its subsidiaries, manages certain mental health facilities through management contracts listed on Exhibit B hereto and more fully described below (the "Management Contracts"); and

                 WHEREAS, FHC-Florida owns thirty-three acres of undeveloped land located adjacent to the Wellington Medical
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Center in West Palm Beach, Florida (the "Florida Real Property"); and

                 WHEREAS, (i) the FHC Affiliates, with the consent of FHC, desire to sell and Buyer desires to purchase, substantially all of the assets used by the FHC Affiliates in the operation of the Facilities; (ii) HSMI and FHC-MSI desires to sell and assign and UHS-DEL desires to purchase and assume certain rights and obligations with respect to the Management Contracts; and
(iii) FHC-Florida desires to sell and Wellington desires to purchase the Florida Property, all for the consideration and upon the terms and subject to the conditions hereafter set forth.

                 NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

                 1.       PURCHASE AND SALE OF ASSETS.

                          1.1     AGREEMENT TO PURCHASE AND SELL FACILITIES
ASSETS. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, on the Closing Date (as such term is hereinafter defined), each of the FHC Affiliates shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each of the FHC Affiliates, all of the FHC Affiliates' right, title and interest in and to their respective assets (the "Facilities Assets"), except for the Excluded Assets as provided in Section 1.2, free and clear of all liens, charges, claims, pledges, security interests and encumbrances of any nature whatsoever (collectively, "Liens"), except for Permitted Encumbrances defined in Section 2.11(i) below. The Facilities Assets shall mean all those personal, tangible and intangible properties, and the real properties and improvements of the FHC Affiliates used in connection with the operation of the Facilities as set forth below, other than the Excluded Assets, including, without limitation,
(i) those more particularly described on the Schedules to this Section 1.1,
(ii) the going concern value of the FHC Affiliates, if any, and (iii) the following:

         (a) all fee or leasehold title to all real property, including the real property described in Schedule 2.11(a), together with all improvements, buildings and fixtures located thereon or therein, including the Facilities and all construction in progress (such fee titles in real properties hereafter collectively, the "Facilities Real Property");





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         (b)     all equipment, computers, computer hardware and software
                 (subject to any restrictions by the licensor on the assignment thereof), tools, supplies, furniture, vehicles and other tangible personal property and assets owned or leased by the FHC Affiliates related to the Facilities as of the date of this Agreement, as such items may be modified prior to Closing in the ordinary course of business, and including without limitation those items set forth on Schedule 1.1(b);

         (c) all items of inventory listed on the June 1995 Balance Sheets (as defined in Section 2.7 below), as such items maybe modified prior to Closing in the ordinary course of business;

         (d) those prepaid expenses relating to the Facilities which the Buyer agrees in writing to assume;

         (e) all financial, patient, medical staff, research and development, and other records (including equipment records, medical/administrative libraries, medical records, documents, production reports and records, personnel records, catalogs, books, records, files, equipment logs and operating manuals) located at the Facilities or necessary for the operation of the Facilities;

         (f) all of Sellers' interest in (including all rights, benefits and obligations) all commitments, contracts, leases, licenses, agreements and understandings, and all outstanding offers or solicitations to enter into any of the foregoing, written or oral (the "Contracts") described on Schedule 1.1(f), except for the Excluded Assets (the "Assumed Contracts");

         (g) all licenses, permits and other governmental approvals (including certificates of need), to the extent assignable, held or used by any of the FHC Affiliates in connection with the ownership, development and operations of the Facilities (including any pending or approved governmental approvals regarding the Facilities);

         (h) all marks, names (including the names of the FHC Affiliates listed in the first paragraph of this Agreement and the following d/b/a names: "The Horsham Clinic, the Meadows Psychiatric Center, Clarion Psychiatric Center and Roxbury" and any variants thereof), trademarks, service marks, patents, patent rights, assumed names, logos and copyrights (including





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                 variants thereof and applications therefor but excluding any marks and names used by FHC containing any of the following, "FHC", "FHC Health Systems", "First Hospital Corporation", "Options", "Options Mental Health" and variants thereof (collectively, "Intellectual Properties"), used in the business of the Facilities;

         (i) the interest in all property, real, personal or mixed, tangible or, to the extent assignable, intangible, arising or acquired in the ordinary and regular course of any of the FHC Affiliates' business in connection with the Facilities between the date hereof and the Closing Date;

         (j) all of the FHC Affiliates' ownership or other interests, to the extent transferable or assignable by them, in and to any shares of capital stock of any corporation, partnership interests in general or limited partnerships, interests in joint ventures, or other equity or debt instruments in any Persons (as defined in Section 1.10 below), all as described on Schedule 1.1(j) (the "Investments"), other than those Investments (the "Rejected Investments") which are listed on
                 Schedule 1.2(a) hereto as Excluded Assets or which Buyer designates not later than ten days prior to the Closing Date as Excluded Assets;

         (k) all insurance proceeds (including applicable deductibles, copayments or self-insured requirements) arising in connection with damage to the Facilities Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Facilities Assets;

         (l) any claims of the FHC Affiliates against third parties relating to the Facilities Assets, choate or inchoate, known or unknown, contingent or otherwise;

         (m) all assets included in the June 1995 Balance Sheets generally as "inventories", "property, plant or equipment", and "other assets", except for the Excluded Assets;

         (n) all accounts and notes receivable (including, without limitation, any claims, remedies and other rights related thereto) and rights to payment for services rendered through the Closing Date; and

         (o) all other property of every kind, character or description, to the extent assignable in the case of





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                 items of property of a character described in subparagraphs
                 (g), (i), (j) and (k) above, owned by any of the FHC Affiliates and used or held for use in the business of the Facilities, whether or not reflected on the Financial Statements (as defined in Section 2.7), located at the Facilities or necessary for the operation of the Facilities and whether or not similar to the things specifically set forth above, except the Excluded Assets.

                          1.2  EXCLUDED ASSETS.  The following items are not
part of the sale and purchase contemplated hereunder and are excluded from the Facilities Assets (collectively, the "Excluded Assets");

         (a) short term investments listed on Schedule 1.2(a) hereto, cash and cash equivalents;

         (b) inventory and supplies disposed of or exhausted after the date hereof and prior to the Closing Date in the ordinary and regular course of business of the Facilities, and any other assets transferred or disposed of in accordance with the ordinary course of business consistent with past practices;

         (c) prepaid expenses not assumed by Buyer, claims for refunds and rights to offset in respect thereof;

         (d) personnel records and any other records which any of the FHC Affiliates is required by law to retain in its possession and internal records maintained in Norfolk, Virginia by FHC with respect to the FHC Affiliates, but only to the extent such records are not necessary for the continued operation of the Facilities in the manner in which they are currently being operated;

         (e) all worker's compensation and other insurance policies maintained by the FHC Affiliates as of the Closing Date, including any prepaid premiums under such policies;

         (f)     all Contracts listed on Schedule 1.2(f) hereto;

         (g) all claims for amounts due, or that may become due from Medicare, Medicaid or any other health care payment intermediary resulting solely from the consummation of the transactions contemplated hereby and arising in connection with the filing of final cost reports with third party payors;





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         (h)     any other assets expressly designated in the Schedules to this
                 Agreement as Excluded Assets;

         (i) any and all other assets selected by Buyer in its sole discretion, as excluded prior to the Closing; and

         (j) subject to Buyer's rights of access described in Section 8.4(a) below, the computer hardware not located at the Facilities and the software related thereto both currently used and necessary to maintain the books and records of the FHC Affiliates, FHC-MSI, or HSMI.

                 1.3      CONTRACT ASSIGNMENTS.

                          1.3.1  ASSIGNMENT OF INTEREST IN MANAGEMENT
CONTRACTS. At Closing and upon and subject to the terms and conditions set forth in this Agreement, FHC-MSI and HSMI shall transfer and assign to UHS-DEL and UHS-DEL shall assume and perform the Management Contracts described on Exhibit B hereto pertaining to six mental health facilities located within and outside of the Commonwealth of Pennsylvania and the management of an integrated delivery system for an eleven (11) county region in northeast Pennsylvania.

                          1.3.2  CONSENTS TO ASSIGNMENTS.  Notwithstanding
anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Assumed Contracts or Management Contracts or part thereof or right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer, UHS-DEL, FHC-MSI or HSMI thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Buyer, UHS-DEL, FHC-MSI or HSMI so that Buyer or UHS-DEL would not in fact receive all such rights, FHC-MSI and HSMI (i) shall cooperate with Buyer and UHS-DEL in their request in endeavoring to obtain such consent promptly at no cost to Buyer or UHS-DEL and (ii) if any such consent is unobtainable, shall cooperate with Buyer and UHS-DEL in any reasonable arrangement (the "Assignment Substitute") designed to provide Buyer and UHS-DEL the benefits under any such Assumed Contract or Management Contract or part thereof or any right or benefit arising thereunder or resulting therefrom, including enforcement for the benefit of Buyer and UHS-DEL of any and all rights of FHC-MSI or HSMI against a third party arising out of the breach or cancellation by such third party or otherwise. FHC-MSI and HSMI shall, to the extent necessary, perform under the Assignment Substitute without a fee to UHS-DEL except the consideration being paid hereunder.





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                          1.3.3  MANAGEMENT CONTRACTS INDEMNIFICATION.  With
respect to any Assignment Substitute pertaining to any of the Management Contracts, (i) UHS-DEL shall be entitled to receive 100% of the profits attributable to such Management Contract and shall be responsible for 100% of the losses attributable to such Management Contracts from and after the Closing Date and (ii) UHS and UHS-DEL shall jointly and severally indemnify and hold FHC-MSI, HSMI and FHC, as the case may be, harmless from and against any and all liabilities, obligations or claims arising out of or relating to events occurring after the Closing Date under or with respect to such Management Contract other than those arising from the willful misconduct of FHC-MSI, HSMI or FHC.

                          1.4  AGREEMENT TO PURCHASE AND SELL FLORIDA REAL
PROPERTY. At Closing and upon and subject to the terms and conditions set forth in this Agreement, FHC-Florida shall sell, assign, convey, transfer and deliver to Wellington, and Wellington shall purchase at the Closing, free and clear of all Liens, other than the Permitted Encumbrances, all of FHC Florida's right, title and interest in and to the Florida Real Property described on Schedule 1.4 hereto.

                          1.5     INSTRUMENTS OF CONVEYANCE.

                          (a) On the Closing Date, each of the Sellers shall
deliver to Buyer (or Wellington in the case of the Florida Real Property) such deeds (in the case of the real property and the improvements thereon described in Schedules 1.4 and 2.11(a) hereto, a special warranty deed or the equivalent thereof in use in accordance with local practice), bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and assignment in the forms attached hereto as Appendix I, as shall be effective to vest in the Buyer (or Wellington) all of the Sellers' right, title and interest in and to the Purchase Assets (as defined in Section 1.10), free and clear of all Liens except for the Permitted Encumbrances. Simultaneously with such delivery, the Sellers will take all additional steps as may be necessary to put the Buyer in possession of the Purchase Assets, including, all assets which are not located at the Facilities at the time of Closing. Subject to receiving a credit against the Purchase Price as provided in Section 10.4 below, Buyer (or Wellington) shall pay all transfer costs, title insurance fees, recording fees and transfer or stamp taxes or similar charges payable by either Buyer or Sellers by reason of the sale, assignment, transfer and delivery hereunder of the Purchase Assets.

                          (b)  At the Closing, and except as may otherwise be
provided for herein, each of the Sellers shall use all reasonable efforts to deliver to Buyer (or UHS-DEL in the case of the Management Contracts) all written consents required under any





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Assumed Contract being assigned to Buyer hereunder or any Management Contract being assigned to UHS-DEL hereunder. Buyer, UHS and UHS-DEL shall cooperate with Sellers in procuring such consents to the extent reasonably necessary.

                          1.6  CONSIDERATION.

                                  1.6.1  PURCHASE PRICE.  The purchase price
(the "Purchase Price") to be paid to Sellers on account of the Purchase Assets and their respective covenants against competition shall be FORTY ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($41,500,000), subject to adjustment as set forth herein, and payable as follows:

                          (a)     In reliance upon the representations,
warranties, covenants and agreements of Sellers contained herein, and in exchange for the Purchase Assets, on the Closing Date Buyer agrees to pay to Sellers THIRTY-SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($36,500,000) (the "Closing Payment"), such Closing Payment to be made by wired Federal funds to such account as shall be designated by Sellers no later than three business days prior to the Closing Date, subject, however, to adjustment as provided in Sections 1.6.2 and 1.6.3 below and to the credit provided in Section 10.4 below.

                          (b)     On the Closing Date, Buyer either (i) shall
deliver to FHC its Promissory Note ("Note") dated as of the Start Date, as defined in Section 1.6.3(a) below, in the principal amount of FIVE MILLION DOLLARS ($5,000,000) in substantially the form of Appendix II-A hereto or (ii) shall deposit in escrow FIVE MILLION DOLLARS ($5,000,000), plus an amount equal to interest on the $5,000,000 calculated at a rate of interest equal to the rate of interest under the Note from the Start Date through the Closing Date in the event UHS funds a Pre-Closing Loan (as defined in Section 6.5 below), with a mutually acceptable escrow agent (the "Escrow Agent"), under the terms and provisions of an escrow agreement in substantially the form of Appendix II-B hereto (the "Escrow Agreement"), which amount shall be held in escrow until determination and payment of the Deferred Payment as defined in Section 1.6.3 or as otherwise provided in the Escrow Agreement.

                                  1.6.2  PURCHASE PRICE ADJUSTMENT AND
PRORATIONS.

                          (a)     The Purchase Price may be increased or
decreased, as the case may be, to the extent Facilities' Working Capital (as hereinafter defined) exceeds or is less than $3,025,000 at the Closing Date. For purposes of this Agreement, "Working Capital" shall mean accounts receivable net of all accounts receivable reserve (calculated in accordance with past practice), plus inventory, plus prepaid expenses, less accounts





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payable, less credit balances for patient accounts, less accrued payroll and related expenses, less other current liabilities (other than those not assumed by the Buyer as may be agreed), all computed in accordance with generally accepted accounting principles and prepared on a basis consistent with the June 1995 Balance Sheets, except that any categories of liabilities that Buyer is not assuming on the Closing Date shall not be included in the Working Capital calculation. Working Capital shall be estimated on the Closing Date. Working Capital shall be determined by mutual agreement within sixty (60) days following the Closing and the Purchase Price adjusted accordingly.

                          (b)     In the event Buyer and Sellers are unable to
agree on the adjustment to the Purchase Price relating to the increase or decrease in Working Capital, Buyer and FHC shall mutually engage a firm of independent public accountants of recognized national standing (the "Independent Auditor") who, using the accounting procedures set forth on Exhibit C hereto, shall make a determination of the adjustment to the Purchase Price within sixty (60) days of its engagement and shall deliver its written report thereon to Buyer and Sellers within such time period. In the event Buyer and FHC are unable to agree upon the selection of the Independent Auditor, each shall select a firm of independent public accountants of national standing and these two firms shall jointly select a third independent firm of public accountants to serve as the Independent Auditor. The written report of the Independent Auditor shall be binding upon the parties and the fees and expenses of the Independent Auditor shall be equally shared by Buyer and Sellers unless the Independent Auditor determines that Sellers' proposed adjustment to the Purchase Price is appropriate, in which case Buyer shall pay all costs of the Independent Auditor.

                          (c)     Payment on account of the adjustment to the
Purchase Price relating to the increase or decrease in Working Capital shall be made within ten (10) days after the earlier of the determination of the adjustment by the parties under Section 1.6.2(a) above, or the Independent Auditor's delivery of its written report under Section 1.6.2(b) above.

                          (d)     On January 10, 1997, Sellers shall reimburse
Buyer for all uncollected receivables included in the Facilities Assets and all unrecorded current liabilities that were incurred before the Closing Date but paid after the Closing Date in an amount equal to the aggregate amount of such uncollected receivables (less the account receivable reserve used in calculating Working Capital), plus the amount of such unrecorded current liabilities.

                          1.6.3  EBITDA ADJUSTMENT.  (a)  Payments under
the Note or disbursements under the Escrow Agreement (hereinafter the





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"Deferred Payment") are dependent upon "EBITDA" (as defined in Schedule 1.6.3 hereto) during the twelve (12) month period (the "EBITDA Period") commencing on the earlier of (i) the Closing Date or (ii) the date UHS funds the Pre-Closing Loan (as defined in Section 6.5) if that date is the 1st of a month or, if it is not, the first day of the next succeeding month and ending twelve months thereafter (the date determined under this clause (ii) being the "Start Date").

                          (b)     If EBITDA equals $9.0 million, then Sellers
shall receive the entire Deferred Payment together with all accrued interest thereon. If EBITDA exceeds $9.0 million, then Sellers shall receive (i) the entire Deferred Payment together with all accrued interest thereon, plus (ii) the product of 2.5 multiplied by the amount by which EBITDA exceeds $9.0 million, together with interest on the amount calculated under this clause (ii) accruing at the rate of interest payable on the Deferred Payment from the Start Date through the date of payment to Sellers (the "Upside Interest"), but the amount under this clause (ii) shall not exceed $3.0 million plus the Upside Interest. If EBITDA is less than $9.0 million, then (x) Buyer shall, as applicable, receive a credit against the Note in an amount or receive a payment from the escrow in an amount equal to the product of 4.6 multiplied by the amount by which $9.0 million exceeds EBITDA, up to a maximum of $5,000,000, together with the corresponding accrued interest and (y) Seller shall receive the balance, if any, of the Deferred Payment (after payment under clause (x) above), together with the corresponding accrued interest.

                          (c)     EBITDA shall be determined by mutual
agreement of Buyer and Sellers on or before the 60th day following the expiration of the EBITDA Period. In the event Buyer and Sellers are unable to agree on EBITDA on or prior to such 60th day, Buyer and FHC shall engage an independent auditor (the "EBITDA Auditor") to determine EBITDA in accordance with Section 1.6.3(a). The EBITDA Auditor shall be selected in the same manner as the Independent Auditor and the written report of the EBITDA Auditor shall be binding upon the parties and the fees and expenses of the EBITDA Auditor shall be shared equally by Buyer and Sellers.

                          1.6.4  ASSUMPTION AGREEMENT.  In reliance upon the
representations, warranties, covenants and agreements of Sellers contained herein, and in exchange for the Purchase Assets, on the Closing Date, Buyer shall deliver an undertaking in the form attached hereto as Appendix III, (the "Assumption Agreement"), whereby Buyer assumes to pay, perform and discharge the Assumed Liabilities (as defined in Section 1.7) when due.





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                          1.6.5  PRORATIONS.  Within thirty (30) days following
the Closing Date and to the extent not previously taken into account pursuant to Section 10.4, Sellers and Buyer or Wellington shall pro rate as of the Closing Date, ad valorem taxes, if any, on the Purchase Assets, utility charges and similar expenses.

                          1.7  LIABILITIES ASSUMED BY BUYER.  In further
consideration for the sale of the Purchase Assets, on and as of the Closing Date, Buyer (or UHS-DEL in the case of the Management Contracts) shall assume and agree to pay, perform and discharge the following liabilities
(collectively, the "Assumed Liabilities"):

                          (a)     all current liabilities of the FHC Affiliates
reflected on the June 1995 Balance Sheets (except for the current portion of long term debt, accrued interest, pension plan liabilities, employer benefit plan liabilities, intercompany liabilities and self insurance costs);

                          (b)     all liabilities and obligations of the FHC
Affiliates incurred by the FHC Affiliates in the ordinary course of business since the June 1995 Balance Sheets to and including the Closing Date, except for the excluded liabilities described in Section 1.7(a) above, liabilities and claims arising out of or related to torts, lawsuits and other disputed claims;

                          (c)     all obligations under the Assumed Contracts
and the Management Contracts; and

                          (d)     with respect to the employees of any FHC
Affiliate (other than Excluded Employees as hereinafter defined), all liabilities and obligations of such FHC Affiliate for accrued or accumulated employee sick pay or PTO days, and related Taxes thereon, attributable to the period prior to the Closing Date;

                          (e)     such other liabilities of the FHC Affiliates
which Buyer agrees in writing at or prior to the Closing that Buyer will assume.

                          1.8  LIABILITIES NOT ASSUMED.  Buyer and UHS-DEL, as
the case may be, shall assume only those liabilities and obligations specified in Section 1.7 above. Without limiting the generality of the foregoing sentence, no member of the UHS Group shall assume and FHC, HSMI, FHC-MSI, FHC-Florida or the FHC Affiliates, as the case may be, shall retain and be responsible for the following obligations and liabilities:

                          (a)     any and all obligations for the payment of
any long term debt existing at the Closing Date (including the current portion thereof) relating to FHC, HSMI, FHC-MSI, FHC-





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Florida or the FHC Affiliates and whether or not set forth on the June 1995
Balance Sheets;

                          (b)  any and all accrued interest through the Closing
Date;

                          (c)     liabilities or obligations of any of the FHC
Affiliates arising under Medicare, Medicaid, Blue Cross or other comparable third party payor programs (the "Government Reimbursement Programs") as a result of the consummation of the transactions contemplated herein, including reimbursement recapture or any other adjustments;

                          (d)     liabilities or obligations for Taxes (as
defined in Section 2.10) of any of the Sellers in respect of periods prior to the Closing Date or resulting from the consummation of the transactions contemplated herein except as set forth in Section 10.4 herein;

                          (e)     liabilities under any Employee Benefit Plan
(as defined in Section 2.21) of any Seller; and liabilities for any and all EEOC, wage and hour, unemployment compensation or workers' compensation claims relating to periods prior to the Closing Date;

                          (f)     liabilities or obligations for any and all
workers' compensation, COBRA, health, disability or other benefits due to or for the benefit of any employees of any Seller (or their covered dependents), whether the obligation for payment thereof arises prior to or after Closing, until the event or episode of care giving rise to the right to any of the foregoing benefits is completed and the employee (hereinafter, a "Hired Employee") is actively at work with Buyer;

                          (g)     liabilities or obligations arising as a
result of a breach or default by any Seller of any Contract prior to the Closing Date;

                          (h)     liabilities arising out of or in connection
with claims, litigations or proceedings described in Section 2.17, and claims, litigations or proceedings (whether instituted prior to or after Closing) for acts or omissions which allegedly occurred prior to the Closing Date;

                          (i)     except as expressly set forth in the
Assumption Agreement or Section 1.3.3 above, debts, expenses, obligations or other liabilities of any Seller arising out of or incurred solely as a result of (i) any transaction of any Seller occurring on or after the Closing Date or
(ii) any violation by any Seller of any law, regulation or ordinance at any time,





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including, without limitation, those violations relating to Government
Reimbursement Programs;

                          (j)     except as expressly set forth in the
Assumption Agreement or Section 1.3.3 above, liabilities arising out of the assignment at Closing of any Assumed Contract or Management Contract;

                          (k)     liabilities, obligations or expenses arising
out of or in connection with any matter which is or should be disclosed in
Schedule 2.7, 2.8 or 2.9;

                          (l)     liabilities attributable to legal, accounting
or brokerage fees, and similar costs incurred by any Seller related to the sale of any of the Purchase Assets;

                          (m)     liabilities for any payable not historically
accounted for by any Seller as an "account payable", including payables related to compensation or fringe benefits for any Seller's employees;

                          (n)     except as expressly set forth in the
Assumption Agreement or Section 1.3.3 above, liabilities arising from any Seller's assignment and Buyer's assumption of the Assumed Liabilities;

                          (o)     liabilities for the payment by any Seller of
any deductibles, copayments or other self-insurance requirements relating to events occurring prior to the Closing Date;

                          (p)     liabilities arising from uncured defaults in
performance of the Assumed Liabilities during periods prior to the Closing
Date;

                          (q)     intentionally omitted;

                          (r)     intentionally omitted;

                          (s)     any and all liabilities respecting any
intercompany transactions among the FHC Affiliates, FHC, FHC-MSI, HSMI, FHC-Florida or any other affiliate of FHC, whether or not such transaction relates to the provision of goods and services, tax sharing arrangements, payment arrangements, intercompany charges or balances, or the like;

                          (t)     except for Assumed Liabilities, any and all
actual or contingent liabilities or obligations of or demands upon any of the Sellers arising from acts or omissions of any of the Sellers (actual or alleged) prior to the Closing Date;

                          (u)     liabilities or obligations arising out of the
release prior to the Closing Date of petroleum or petroleum products from or in the area of the underground storage tanks located on any of the Real Properties;

                          (v)     all liabilities arising out of or in
connection with the existence of Materials of Environmental Concern (as defined in Section 2.20) upon, about, beneath or migrating to or from any of the Real Properties on or before the Closing Date or the existence on or before the Closing Date of any Environmental Claim (as defined in Section 2.20) or any violation of any Environmental Laws (as defined in Section 2.20) pertaining to such Real Property or the operation of the Facilities or any other business operated therefrom;

                          (w)     any liability arising out of any medical
malpractice or similar acts or omissions arising prior to the Closing Date;

                          (x)     sales, income, franchise, use and other taxes
payable with respect to the business or operations of the Sellers through the Closing Date or the transactions contemplated hereby except as set forth in
Section 10.4; and

                          (y)     except as expressly set forth in the
Assumption Agreement, liabilities for rights or remedies claimed by third parties under any of the Assumed Liabilities which broaden or vary the rights and remedies such third parties would have had against any Seller if the sale and purchase of the Purchase Assets were not to occur.

                          1.9  CLOSING.  The closing of the purchase and sale
of the Purchase Assets provided herein (the "Closing") will be at the office of Klett Lieber Rooney & Schorling, P.C., 28th Floor, One Logan Square, Philadelphia, Pennsylvania 19103 at 10:00 a.m., local time, on May 31, 1996, or at such other place or at such other date and time as Sellers and the UHS Group may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date".

                          1.10  DEFINITIONS.  In this Agreement, unless the
context otherwise requires:

                          "Person" shall mean any individual, company, body
corporate, association, partnership, firm, joint venture, trust and governmental agency.

                          "Purchase Assets" shall mean the Facilities Assets,
the Management Contracts and the Florida Real Property.

                          "Real Property" shall mean the Facilities Real
Property and the Florida Real Property.

                          1.11  DESIGNATION OF PURCHASERS.  At Closing, Buyer
and UHS shall have the right to designate one or more subsidiaries or affiliates of Buyer or UHS to take title to all or a portion of the Purchase Assets and assume all or a portion of the Assumed Liabilities. No such designation shall have the effect of relieving UHS of any of its obligations under this Agreement.

                 2. REPRESENTATIONS AND WARRANTIES OF SELLERS. In order to induce the UHS Group to enter into and perform its obligations under this Agreement, Sellers hereby jointly and severally represent, warrant and agree as follows:

                          2.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.

                            (a) Each of FHC, FHC-MSI and Roxbury is a
corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Each of FHC and Roxbury has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of FHC and Roxbury, all as amended to date, which have been delivered to Buyer are complete and correct and presently in effect. Neither FHC nor Roxbury has failed to qualify in any jurisdiction, in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. Neither FHC nor Roxbury is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

                          (b)     Each of HSMI, Meadows, Horsham and Clarion
(collectively the "PA Entities" and individually a "PA Entity") is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the PA Entities has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of each of the PA Entities, all as amended to date, which have been delivered to Buyer are complete and correct and presently in effect. None of the PA Entities has failed to qualify in any jurisdiction, in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on such PA Entity. None of the PA Entities is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

                          (c)     FHC-Florida is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Florida. FHC-Florida has all requisite corporate power and authority to own its properties and carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of FHC-Florida, all as amended to date, which have been delivered to Buyer are complete and correct and presently in effect. FHC-Florida has not failed to qualify in any jurisdiction, in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on FHC-Florida. FHC-Florida is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject.

                          2.2  AUTHORIZATION; VALIDITY AND EFFECT OF
AGREEMENTS. The execution, delivery and performance of this Agreement and all agreements and documents contemplated hereby by each of the Sellers and the consummation by them of the transactions contemplated hereby, have been duly and effectively authorized by all necessary action, corporate or otherwise, on their part. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute the valid and legally binding obligations of each of the Sellers enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 2.2 hereto, the execution and delivery of this Agreement by each of the Sellers does not and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or governmental, public authority or accrediting body (except for compliance with the HSR Act (as defined in Section 4.5)); (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment, or decree of any court or governmental authority applicable to any of the Sellers; (iii) result in the breach or termination of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of any of the Sellers pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which any of the Sellers is a party or by which any of them is bound, or violate any provision of the Bylaws or Articles of Incorporation of any of the Sellers as amended to the date of this Agreement; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of (a) any License (as defined in Section 2.19) relating to the ownership and operation of health care facilities which are the subject of the transactions contemplated hereby; subject to Buyer obtaining new Licenses for its operation of the facilities; or
(b) any material License relating to the Purchase Assets or Assumed
Liabilities.

                          2.3  SUBSIDIARIES.  (a)  Except as set forth on
Schedule 2.3, neither FHC-Florida, HSMI nor FHC-MSI owns, directly or indirectly, any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise.

                 (b) Except as set forth on Schedule 2.3, no FHC Affiliate owns, directly or indirectly, any debt or equity securities issued by any other corporation, or any interest in any partnership, joint venture or other business enterprise.

                          2.4  CAPITALIZATION.  The authorized capital stock of
each of the FHC Affiliates is set forth on Schedule 2.4, together with a list of the number of shares issued and outstanding and owned of record and beneficially by the each of the shareholders of the FHC Affiliates. Except as set forth on Schedule 2.4, there are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments of any character giving anyone any right to require any of the FHC Affiliates to sell or issue, or FHC to sell, any capital stock or other securities, nor are there any voting trusts or any other agreements or understandings with respect to the voting common stock of any of the FHC Affiliates.

                          2.5  RECORDS.  The books, records and work papers of
each of the FHC Affiliates will be made available to Buyer for inspection prior to the Closing Date and contain the minutes of all meetings of directors and of shareholders and unanimous written consents reflecting all actions taken by the directors or shareholders without a meeting, have been maintained in accordance with good business practice and accurately reflect the basis for the financial condition and results of operations of each of the FHC Affiliates set forth in the financial statements referred to in
Section 2.7 hereof.

                          2.6  OFFICERS AND DIRECTORS; BANK ACCOUNTS; POWERS OF
ATTORNEY. The officers and directors of each of the FHC Affiliates are as set forth in Schedule 2.6. Schedule 2.6 also sets forth (i) the name of each bank, savings institution, financial institution or other person with which each of the FHC Affiliates has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto and (ii) the names of all persons, if any, holding powers of attorney from each of the FHC Affiliates and a summary statement of the terms thereof.

                          2.7  FINANCIAL STATEMENTS.  The FHC Affiliates have
furnished to Buyer true, complete and correct copies of (i) individual unaudited balance sheets of the FHC Affiliates as of June 30, 1995 and related individual statements of income and operations for the year then ended (the "June 1995 Balance Sheets"); and (ii) the individual unaudited balance sheets of the FHC Affiliates as of February 29, 1996 and related individual statements of income and operations for the eight (8) months then ended (the "Interim Balance Sheets"), copies of which are attached hereto as Schedule 2.7 (collectively the "Financial Statements"). The Financial Statements are in accordance with the books and records of the FHC Affiliates, are complete and correct in all material respects, fully and fairly set forth the financial condition of the FHC Affiliates, as of the dates indicated, and the results of their respective operations for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and except for normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

                          2.8  ABSENCE OF UNDISCLOSED LIABILITIES.  None of the
FHC Affiliates has any liabilities or obligations of any nature, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements relating to such FHC Affiliates except (i) those arising after the date of the Interim Balance Sheets which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in
Schedule 2.8 hereof. Except as set forth on Schedule 2.8, Sellers do not know and have no reasonable grounds to know of any reasonable basis, as of the date hereof, for assertion against any of the FHC Affiliates of any claim or liability of any nature in excess of $25,000 individually or $50,000 in the aggregate not fully disclosed in the June 1995 Balance Sheets or the Interim Balance Sheets.

                          2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE THE
DATE OF THE JUNE 1995 BALANCE SHEETS.  Except as otherwise disclosed in
Schedule 2.9, since the date of the June 1995 Balance Sheets no FHC Affiliate has:

                                  2.9.1  incurred any obligation or liability
(fixed, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

                                  2.9.2  discharged or satisfied any lien,
security interest or encumbrance or paid any obligation or liability (fixed, contingent or otherwise), including intercompany obligations and liabilities except in the ordinary course of business;

                                  2.9.3  mortgaged, pledged or subjected to any
Lien any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

                                  2.9.4  sold, assigned, conveyed, transferred,
leased or otherwise disposed of, or agreed to sell, assign, convey, transfer, lease or otherwise dispose of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

                                  2.9.5  canceled or compromised any debt or
claim in excess of $2,500 for any individual debt or claim or $10,000 in the aggregate;

                                  2.9.6  waived or released any rights of
material value;

                                  2.9.7  made or granted any wage or salary
increase applicable to any group or classification of employees generally except merit increases and bonuses pursuant to prior personnel practices (all of which have been disclosed to Buyer), entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with any director, officer or employee of such FHC Affiliate, or been the subject of any material labor dispute or, to its knowledge, threat thereof;

                                  2.9.8  entered into any transaction or
Contract, except (i) Contracts listed on Schedule 2.14 and (ii) this Agreement and the transactions contemplated hereby;

                                  2.9.9 suffered any casualty loss or damage
(whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business; or

                                  2.9.10  authorized or effected any amendment
or restatement of its articles of incorporation or bylaws, or taken any steps looking toward the dissolution or liquidation of such FHC Affiliate; or

                                  2.9.11  suffered any material adverse change
in its operations, earnings, assets, liabilities, properties or business or in its condition, financial or otherwise other than changes in the general market conditions and prospects for the Facilities;

                                  2.9.12  made capital expenditures or entered
into any commitment therefore which, in the aggregate, exceed $500,000;

                                  2.9.13  suffered any material adverse change
in its relations with, or any material loss or, to its knowledge, material adverse threatened loss of any of its material suppliers, managed care contracts, or Medicare or Medicaid contracts;

                                  2.9.14  written off as uncollectible any
accounts receivable or trade notes in excess of reserves; and

                                  2.9.15  introduced any material change with
respect to the operation of its business, including its method of accounting.

                 2.10 TAXES. Except as set forth in Schedule 2.10, each of the Sellers (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns and reports of "Taxes" (as hereinafter defined) required to be filed by it prior to the date of this Agreement which relate to it or with respect to which it or the assets or properties of such Seller are liable or otherwise in any way subject, (ii) has paid or fully accrued for all Taxes, interest, penalties, assessments and deficiencies shown to be due and payable on such returns and reports (which Taxes, interest, penalties, assessments and deficiencies are all the Taxes, interest, penalties, assessments and deficiencies due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such Taxes accrued in respect of such

Seller or the assets and properties of such Seller for periods subsequent to the periods covered by such returns. Except as set forth in Schedule 2.10, no deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Each of the Sellers has made all withholdings of Taxes required to be made under all applicable United States, state and local tax regulations and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such Seller. Copies of all federal, state, local and foreign tax returns of each of the Sellers have been made available for inspection by Buyer. As used herein, the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code ("Code") Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax, assessment, charge, levy or fee of any kind whatsoever, which are due or alleged to be due to any taxing authority, whether disputed or not.

                 2.11  REAL PROPERTY.  Except as set forth on Schedule 2.11:

                          (a)     Schedule 2.11(a) hereto identifies all
interests in real property, including land and improvements held by the FHC Affiliates and FHC-Florida as of the date hereof, together with the nature of such interest. FHC-Florida owns fee simple title to the Florida Real Property and each of the FHC Affiliates owns fee simple title to the tracts of Facilities Real Property set forth opposite the name of the respective FHC Affiliates on Schedule 2.11(a). To the extent that any interest in real property set forth thereon is shared, Schedule 2.11(a) sets forth the nature and proportion of the sharing arrangement;

                          (b)     the Facilities Real Property comprises all of
the real property associated with or employed in the business of the Facilities;

                          (c)     intentionally omitted;

                          (d)     except as set forth in the Permitted
Encumbrances, to the best knowledge of Sellers no part of the Real Property contains, is located within or abuts any navigable water or other body of water, tideland, wetland, marshland or any other area which is subject to special state, federal or municipal regulation, control or protection;

                          (e)     the Real Property adjoins dedicated public
roadways and there is access for motor vehicles from the Real Property to such roadways by valid public or private easements; and, to the best knowledge of Sellers, there are no conditions existing which could result in the termination or reduction of the current access from the Real Property to existing roadways;

                          (f)     all essential utilities (including water,
sewer, electricity and telephone service) are available to the Facilities Real Property and, to the best knowledge of Sellers, to the Florida Real Property;

                          (g)     to the best knowledge of Sellers the
Facilities and the Facilities Real Property and the businesses conducted thereon are in material compliance with all applicable planning, zoning and building codes and ordinances; the consummation of the transactions contemplated herein will not result in a violation of any applicable planning, zoning or building code or ordinance, or the termination of any applicable zoning variances or "grandfathering" now existing;

                          (h)     none of the Sellers has received actual
notice of a violation of any ordinance or other law, order, regulation or requirement, and none has received actual notice of condemnation or similar proceedings relating to any part of the Real Property;

                          (i)     the Real Property is subject only to the
Liens described in Schedule 2.11(i), and at Closing will be subject only to the Liens described on Schedule 2.11(i) which are not designated therein as "excluded" and any other Liens approved by Buyer in writing on or after the effective date hereof (the "Permitted Encumbrances");

                          (j)     neither FHC, FHC-Florida nor any FHC
Affiliate has created or may assert any rights in respect of any Liens which will interfere with Buyer's or Wellington's use of the Real Property after Closing;

                          (k)     except for those tenants in possession of the
Real Property under Contracts described in Schedule 2.11(k), there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Property as lessees, tenants at sufferance, trespassers or otherwise;

                          (l)     no tenant is entitled to any rebate,
concession or free rent, other than as set forth in the Contract with such tenant; no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future or as set forth in the Contract with such tenant; and no rents due under any of the tenant Contracts have been assigned or hypothecated to, or encumbered by, any Person, other than pursuant to the encumbrances relating to indebtedness to be satisfied at closing, or Permitted Encumbrances, as additional security for the payment thereof; and

                          (m)  all painting, repairs, alterations and other
work required to be performed prior to the Closing Date by any Seller as landlord under each of the tenant Contracts, and all of the other obligations of any Seller as landlord required to be performed thereunder prior to the Closing Date, will be fully performed and paid for on or before the Closing Date.

                 2.12  TITLE TO PROPERTY AND ASSETS; SUFFICIENCY OF PURCHASE
                   ASSETS.

                          (a)     Each of the Sellers has good and marketable
title to the Purchase Assets owned by it (including, without limitation, the properties and assets reflected in the June 1995 Balance Sheets except any thereof since disposed of for value in the ordinary course of business) except for the Permitted Encumbrances and none of such properties or assets is, except as disclosed in the June 1995 Balance Sheets or the Schedules hereto, subject to a contract of sale not in the ordinary course of business, or, except for Permitted Encumbrances, subject to any Liens.

                          (b)     Except as described on Schedule 2.12, the
Facilities Assets, constitute, in the aggregate, all the properties and assets necessary for the operation of the Facilities as currently conducted. All the properties and assets of each FHC Affiliate necessary or useful in the conduct of the Facilities are located on the Facilities Real Property.

                          (c)     Copies of the fixed asset registers of each
of the FHC Affiliates have been delivered to Buyer and each such register sets forth a true, correct and complete listing of such FHC Affiliate's fixed assets as of the date specified.

                 2.13 CONDITION OF PROPERTY. All buildings on the Facilities Real Property and all items of tangible personal property, equipment, fixtures and inventories included within the assets and properties of each of the FHC Affiliates or required to be used in the ordinary course of its business are being sold to Buyer on an "as is, where is" basis with no representations or warranties express or implied as to their physical condition and WITHOUT ANY WARRANTIES FROM SELLERS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                 2.14 LIST OF CONTRACTS AND OTHER DATA. Schedule 2.14 sets forth the following information with respect to all of the properties and assets of each of the FHC Affiliates (indicating in each case, where appropriate, whether or not consent by a third party is required for the transfer to Buyer):

                          2.14.1  description of all real property owned of
record or leased by any of the FHC Affiliates and all leases of real property to which any of the FHC Affiliates is a party;

                          2.14.2  a list of all personal property owned of
record or beneficially by any of the FHC Affiliates having a value per item or group of items in excess of $500 and all leases of personal property, licenses, permits, franchises, concessions, certificates of public convenience or the like to which any of the FHC Affiliates is a party;

                          2.14.3  a list of (i)  all United States and foreign
patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending on said date for patents, for trademark or trade name registrations, for service mark registrations, or for copyright registrations, and all trademarks, trade names, service marks, labels and other trade rights in use on said date, all of the foregoing being owned in whole or in part as noted thereon on said date by an FHC Affiliate, (ii) a description of all action taken by each of the FHC Affiliates to protect all tradenames used by any of them, and (iii) all licenses granted by or to any of the FHC Affiliates and all other agreements to which any of the FHC Affiliates is a party, which relate in whole or in part to any items of the categories mentioned in clause
(i) above or to any other proprietary rights, whether owned by any of the FHC Affiliates or otherwise;

                          2.14.4  a list of all existing contracts and
commitments to which any of the FHC Affiliates is a party or by which any of the FHC Affiliates or any of their respective properties or assets is bound, except for contracts or commitments involving the payment by or to any of the FHC Affiliates of less than $5,000 with respect to any one contract or commitment, or $10,000 with respect to any group of related contracts or commitments; and

                          2.14.5  a list of (i) all collective bargaining
agreements, multi-employer pension plans, employment, consulting and separation agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of any of the FHC Affiliates (indicating, with respect to each of the individuals named on Schedule 2.21.2 below, the amount received in the year ended June 30, 1994 and the period ended June 30, 1995 under each such agreement, plan or arrangement) and (ii) all Multiemployer Plans (as defined in ERISA as hereinafter defined) which any of the Sellers maintains or has maintained or to which any of the Sellers makes, is required to make, has made or has been required to make a contribution.

                          True and complete copies of all documents, including
all amendments thereto, referred to in this Section 2.14 have been made available to Buyer. All documents, rights, obligations and commitments referred to in this Section 2.14 are, to the best knowledge of Sellers, valid and enforceable in accordance with their terms for the period stated therein and there is not under any of them any existing breach, default, event of default or event which with the giving of notice or lapse of time, or both, would constitute a default, by any of the Sellers or, to Sellers' knowledge, by any other party thereto, nor, except as set forth on Schedule 2.14, has any party thereto given notice of or made a claim with respect to any breach or default. There are no existing laws, regulations or decrees, nor to Sellers' knowledge are there any proposed laws, regulations or decrees, which adversely affect any of such documents, rights, obligations or commitments. Except as set forth on Schedule 2.14, no part of the business or operations of any of the FHC Affiliates is dependent to any material extent on any patent, trademark, copyright, or license or any assignment thereof or any secret processes or formulae. Except as set forth on Schedule 2.14, none of the rights of any FHC Affiliate under such documents, rights, obligations or commitments is subject to termination or modification as a result of the transactions contemplated hereby.

                 2.15 NO BREACH OR DEFAULT. None of the Sellers is in default under any Contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such Contract except as set forth in
Schedule 2.15. None of Sellers have any reason to believe that the parties to such Contracts will not fulfill their obligations under such Contracts in all material respects or are threatened with insolvency.

                 2.16 LABOR CONTROVERSIES. None of the FHC Affiliates, FHC-MSI, HSMI nor any of their respective employees is a party to any collective bargaining agreement. There are not any controversies pending or, to Sellers' knowledge, threatened between any of the FHC Affiliates, FHC-MSI or HSMI and any of their respective employees which might reasonably be expected to materially adversely affect the conduct of their respective businesses, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to Sellers' knowledge, threatened relating to their respective businesses, and to Sellers' knowledge there are not any organizational efforts presently being made or threatened involving any of the employees of any of the FHC Affiliates, FHC-MSI or HSMI. Except as set forth on Schedule 2.16, none of the FHC Affiliates, FHC-MSI or HSMI has received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that any of the FHC Affiliates, FHC-MSI or HSMI is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 2.17 LITIGATION. Except as set forth in Schedule 2.17, there are no claims, actions, suits or proceedings or, to Sellers' knowledge, investigations with respect to any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI involving claims by or against any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI which are pending or, to Sellers' knowledge, threatened against any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or before the internal grievance mechanisms of any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI. To Sellers' knowledge no basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI has been named or to which any of the FHC Affiliates, HSMI or FHC-MSI is a party, which directly apply, in whole or in part, to the business of any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI, or to any of the assets or properties of any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI or which would result in any material adverse change in the business of any of the FHC Affiliates, HSMI, FHC-Florida or FHC-MSI.

                 2.18 PATENTS; TRADEMARKS, ETC. No patents, trademarks, trade names, copyrights, registrations or applications are necessary for the conduct of the business of the FHC Affiliates as now conducted, other than those listed in Schedule 2.14 hereto. Except as described in Schedule 2.14 hereto, all such patents, trademarks, trade names, copyrights and registrations are in good standing, are valid and enforceable and are free from any default on the part of any of the FHC

Affiliates. None of the FHC Affiliates is a licensor in respect of any patents, trademarks, trade names, copyrights or registrations or applications therefor. None of the FHC Affiliates is in violation of any patent, patent license, trade name, trademark, or copyright of others. No director, officer or employee of any of the Sellers owns, directly or indirectly, in whole or in part, any patents, trademarks, trade names, copyrights, registrations or applications therefor or interests therein which any FHC Affiliate has used, is presently using, or the use of which is necessary for its business as now conducted.

                 2.19 LICENSES; PERMITS; AUTHORIZATIONS. Schedule 2.19 hereto is a schedule of all rights, approvals, authorizations, consents, licenses, orders, accreditations, franchises, concessions, certificates and permits of all governmental agencies, whether United States, state or local, and accrediting bodies, (collectively, the "Licenses") required by the nature of the business conducted by each of the FHC Affiliates, HSMI, FHC-Florida and FHC-MSI, to permit the continued operation of such business in the manner in which it was conducted as of the date hereof (indicating in each case, where appropriate, whether or not the consent by a third party to the transfer to Buyer, UHS-DEL or Wellington, as the case may be, is required). Each of the FHC Affiliates, HSMI, FHC-Florida and FHC-MSI has all Licenses required to permit the operation of its business as presently conducted, each of the FHC Affiliates', HSMI's, FHC-Florida's and FHC-MSI's businesses is and has been operated in all material respects in compliance therewith and all such Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of Sellers, is threatened to revoke, terminate or declare invalid any of the foregoing.

                 2.20  COMPLIANCE WITH APPLICABLE LAW; ENVIRONMENTAL LAWS.

                          (a)     Except as set forth on Schedule 2.20 hereto,
the conduct of the business of each of the FHC Affiliates, FHC-MSI, FHC-Florida and HSMI does not (i) violate or infringe any domestic or foreign laws, statutes, rules or regulations or any material ordinances, including, without limitation, any of the foregoing that pertain to or regulate the operation of a hospital, mental health facility or licensed substance abuse facility or consumer protection, health and safety or occupational safety matters, or (ii) violate or infringe any right or patent, trademark, trade name, service mark, copyright, know-how or other proprietary right of third parties, the enforcement of which would adversely affect the business of any of the FHC Affiliates, FHC-MSI, FHC-Florida or HSMI or the value of its properties or assets.

                          (b)     None of the FHC Affiliates, FHC-MSI and HSMI
or any of their respective employees, officers and directors in their capacities as such, or, to the knowledge of Sellers, any agent of an FHC Affiliate, FHC-MSI or HSMI acting in its capacity as such, have engaged in any activities which are prohibited under any federal laws, or the regulations promulgated pursuant to such laws or related state or local laws, statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid or other state health care programs that is for an item or service that is known or should be known to be (a) not provided as claimed, or (b) false or fraudulent; (iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf on or behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offering, paying, soliciting, or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program; (vi) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other state health care programs; (vii) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a patient from a Facility;
(viii) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to (a) the conditions or operations of a Facility in order that the Facility may qualify for Medicare, Medicaid or other state health care program certification, or (b) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3); or (ix) knowingly and willfully (a) charging for any Medicaid service money or other consideration at a rate in excess of the rates established by the state, or (b) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) (1) as a precondition of admitting the patient, or (2) as a requirement for the patient's continued stay in the Facility.

                          (c)     All Licenses currently held by FHC,
FHC-Florida and each of the FHC Affiliates pursuant to the Environmental Laws are identified in Schedule 2.20.

                          (d)     Each of the Sellers is in compliance in all
material respects with all applicable Environmental Laws except as disclosed in
Schedule 2.20.

                          (e)     In regards to the Facilities and the Florida
Real Property, there is no Environmental Claim pending or, to the Sellers' knowledge, threatened against FHC, FHC-Florida or any of the FHC Affiliates or, to the Sellers' best knowledge after due inquiry, any other Person whose liability for any Environmental Claim FHC, FHC-Florida or any of the FHC Affiliates has retained or assumed contractually; to the Sellers' knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against FHC, FHC-Florida or any of the FHC Affiliates or against any Person whose liability for any Environmental Claim FHC, FHC-Florida or any of the FHC Affiliates has retained or assumed contractually; and neither FHC, FHC-Florida nor any of the FHC Affiliates has received any written communication, whether from a governmental authority or otherwise, that alleges that FHC, FHC-Florida or any of the FHC Affiliates is not in full compliance with all applicable Environmental Laws.

                          (f)     In regards to the Facilities and the Florida
Real Property, without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where FHC, FHC-Florida or any of the FHC Affiliates has stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 2.20, (ii) all Contracts dealing with the removal, storage, disposal and handling of Materials of Environmental Concern are with properly licensed and registered vendors, (iii) all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified in Schedule 2.20, (iv) except as set forth on Schedule 2.20, there is no asbestos contained in or forming part of the Real Property, and (v) except as set forth on Schedule 2.20, no polychlorinated byphenyls (PCBs) are used or stored on the Real Property.

                          (g)     As used herein:  (i) "Environmental Claim"
means any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from, directly or indirectly, the presence, or release into the environment, of any Materials of Environmental Concern (as defined below); (ii) "Environmental Laws" means any and all federal, state, local and foreign laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern; and (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes (including medical waste), toxic substances, petroleum and petroleum products.

                 2.21  EMPLOYEE BENEFIT PLANS; EMPLOYEES AND EMPLOYEE
RELATIONS.

                          2.21.1  Attached hereto is an accurate list (Schedule
2.21.1) of all "employee welfare benefit plans" and "employee pension benefit plans" (collectively, "Qualified Plans"), as such terms are defined by the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and any other group employee benefit plan, agreement, arrangement or understanding maintained for the benefit of any of the FHC Affiliates (the Qualified Plans, together with such other plans, arrangements and understandings, collectively, the "Employee Benefit Plans"). To the extent available, complete and genuine copies of the summary plan descriptions have been provided to Buyer, which summary plan descriptions accurately summarize the material provisions of the Employee Benefit Plans. None of FHC, the FHC Affiliates, FHC-MSI, HSMI or any other members of the Controlled Group of Corporations (as defined in Section 1563 of the Code) that includes FHC contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan (as defined in Section 3(37) of ERISA) or has any liability (including withdrawal liability) under any Multiemployer Plan. There is no lien, encumbrance or claim of any type on the Purchase Assets or against FHC, FHC-MSI, HSMI or any of the FHC Affiliates with respect to the Employee Benefit Plans, and neither FHC, FHC-MSI, HSMI or any of the FHC Affiliates or any affiliate of FHC has taken any action, or omitted to take any action, with respect to the Employee Benefit Plans (or has any knowledge of the same) that would or could be expected to result in a Lien on the Purchase Assets or against FHC, FHC-MSI, HSMI or any of the FHC Affiliates or any affiliates of FHC.

                          2.21.2  Schedule 2.21.2 sets forth a complete list
(as of the date set forth therein) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of (i) each of the FHC Affiliates employed in the conduct of the business of the Facilities and (ii) each of HSMI and FHC-MSI (indicating whether each employee is part-time or full-time). Schedule 2.21.2 also sets forth a complete list of employees whose employment with any of the FHC Affiliates, HSMI or FHC-MSI has terminated for any reason at any time during the 90 day period ending on (and including) the date hereof.

                          2.21.3  Subject to Buyer's obligation for liabilities
under the Worker Adjustment and Retraining Action, 29 U.S.C. Sec. 2101-2109 (the "WARN Act"), as more particularly described in Section 5.3, Buyer will not be subject to any claim or liability for severance pay as a result of the transactions contemplated by this Agreement. Except as disclosed on Schedule
2.21.3 and as accrues in the ordinary course prior to the Closing Date, no present or former employee of any of the FHC Affiliates, HSMI or FHC-MSI has any claim against any of the FHC Affiliates, HSMI or FHC-MSI on the account of or for (i) overtime pay for any period on or before the Closing Date, (ii) wages, salary, bonuses or amounts accruing under any Employee Benefit Plan, or
(iii) sick pay, severance pay, claim for unlawful discharge, holiday or vacation pay or paid time off.

                 2.22  ADVERSE AGREEMENTS; NO ADVERSE CHANGE.

                          (a)     None of the FHC, FHC Affiliates, HSMI,
FHC-MSI or FHC-Florida is a party to or subject to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or rule specifically naming such FHC, FHC Affiliate, HSMI, FHC-MSI or FHC-Florida which adversely affects the business, operations, properties, assets or conditions, financial or otherwise, of any of the FHC Affiliates, HSMI, FHC-MSI or FHC-Florida.

                          (b)     Except as disclosed in Schedule 2.22 hereto,
to the best of Sellers' knowledge there has not been any material adverse change in, or development materially adversely affecting the business, assets, financial position or results of operations of any of the FHC Affiliates since the Interim Balance Sheet date.

                2.23 TRADE NOTES AND ACCOUNTS RECEIVABLE; TRADE NOTES AND ACCOUNTS PAYABLE; PREPAID CONTRACTS.

                          (a)     Except as set forth on Schedule 2.23 hereto,
the trade notes and accounts receivable of each of the FHC Affiliates reflected on the June 1995 Balance Sheets and all trade notes and accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of the FHC Affiliates, and are (except for normal claims and allowances which are consistent with past experience of the FHC Affiliates and which in the aggregate are not material) current, arose in the usual and ordinary course of business of the FHC Affiliates from arms-length transactions, are not subject to any defenses, counterclaims or set-offs which would materially adversely affect such trade notes and accounts receivable, and, to Sellers' knowledge, are fully collectible, less the applicable allowance for doubtful accounts. The FHC Affiliates have fully performed all obligations with respect to such trade notes and accounts receivable which they were obligated to perform prior to the date hereof and Schedule 2.23 sets forth an aging schedule, as of March 31, 1996, for all such trade notes and accounts receivable.

                          (b)     The trade notes and accounts payable of the
FHC Affiliates reflected on the June 1995 Balance Sheets and all trade notes and accounts payable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of the FHC Affiliates and were paid or are not yet due and payable.

                          (c)     Schedule 2.23 hereto sets forth the amounts
and dates of all payments (the "Prepayments") received by any of the FHC Affiliates or FHC-MSI or HSMI which relate to services to be performed by any of the FHC Affiliates or FHC-MSI or HSMI subsequent to the Closing Date under any of the Contracts or Management Contracts, including, without limitation, all such payments expressly authorized to be made in advance by any of the terms of such Contracts or Management Contracts.

                 2.24 INVENTORIES AND SUPPLIES. All inventories and supplies of the FHC Affiliates, whether or not reflected in the June 1995 Balance Sheets, consist of a quality and quantity useable and salable in the ordinary course of business, without discount or reduction, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the June 1995 Balance Sheets. All inventories and supplies not written off are valued at the lower of cost (applied on a first in, first out basis) or market in accordance with generally accepted accounting principles. The present quantities of inventory and supplies are not excessive and are reasonable and consistent with the past inventory and supply practices of each of the FHC Affiliates. FHC-MSI, HSMI and FHC-Florida have no inventory or supplies.

                 2.25 ILLEGAL PAYMENTS. None of the Sellers have, nor to the knowledge of the Sellers, have any of their respective directors or officers, in their capacity as such, either directly or indirectly made any illegal payments to, or provided any illegal benefit or inducement for, any Person pursuant to an action illegal under any federal, state or local law.

                 2.26 INSURANCE POLICIES. (a) Schedule 2.26 contains a correct and complete description of all insurance policies of the FHC Affiliates, HSMI or FHC-MSI covering the FHC Affiliates, HSMI or FHC-MSI and their respective employees, agents and assets. Each such policy is in full force and effect and, to the knowledge of the Sellers, is reasonably adequate in coverage and amount to insure against customarily insured risks to which the FHC Affiliates, HSMI or FHC-MSI and their employees, businesses, properties and other assets may likely be exposed in the operation of their respective business. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. To the best knowledge of Sellers, none of the FHC Affiliates, HSMI or FHC-MSI has failed to give any notice or present any claim thereunder in due and timely fashion. To the knowledge of Sellers, and except as set forth on Schedule 2.26, there are no pending claims against such insurance by any FHC Affiliate, HSMI or FHC-MSI as to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 1993, none of the FHC Affiliates, HSMI, or FHC-MSI has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                          (b)     Schedule 2.26 contains a correct and complete
description of all insurance policies of FHC or FHC-Florida covering the Florida Real Property. Each such policy is in full force and effect and, to the knowledge of FHC and FHC-Florida, is reasonably adequate in coverage and amount to insure against customarily insured risks with respect to property of this type. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. Neither FHC nor FHC-Florida has failed to give any notice or present any claim thereunder in due and timely fashion. Except as set forth on Schedule 2.26, there are no pending claims against such insurance by FHC or FHC-Florida as to which the insurers have denied coverage or otherwise reserved rights.

                 2.27 PROFESSIONAL STAFF, MEDICARE, MEDICAID AND OTHER HEALTH CARE PROGRAMS.

                          (a)     The professional licensed provider staff of
each of the Facilities consists of the persons whose names and status are set forth on Schedule 2.27 hereto.

                          (b)     Except as set forth on Schedule 2.27 hereto,
each FHC Affiliate is certified for participation in the Medicare and Pennsylvania Medical Assistance ("Medicaid") programs, and has a current and valid provider contract with such programs.

                          (c)     Except as set forth on Schedule 2.27 hereto,
the FHC Affiliates have timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by any governmental or other entity to be made by them with respect to the purchase of services by third-party purchasers, including but not limited to Medicare and Medicaid programs and other insurance carriers, and all such reports are complete and accurate in all material respects. The FHC Affiliates have paid or caused to be paid all refunds, discounts or adjustments which have become due in accordance with said reports as filed and, except as set forth on Schedule 2.27, have not been notified that there is any further liability now due (whether or not disclosed in any report heretofore or hereafter made) for any such refund, discount or adjustment, or any interest or penalties accruing with respect thereto. The FHC Affiliates have delivered to the Buyer complete copies of all of their Medicare and Medicaid Cost Reports submitted by the FHC Affiliates for the two most recent fiscal years.

                          (d)     Each FHC Affiliate and, to the knowledge of
Sellers, their respective officers, directors, employees or agents (acting in their capacities as such), have not engaged in any activities which (i) could subject such person to sanctions under 42 U.S.C. Section 1320a-7 (other than subparagraph (b)(7) thereof) or (ii) at the time such activities were engaged in were known or reasonably could have been known to be prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7a and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct.

                 2.28 FACILITY SURVEYS. True and complete copies of any and all licensure survey reports and any and all Medicare and/or Medicaid and JCAHO or other accreditation survey reports issued within the 24-month period preceding the execution of this Agreement with respect to each Facility for which surveys are conducted by the appropriate state or Federal agencies having jurisdiction thereof and JCAHO or accreditation bodies have been furnished to the Buyer, along with true and complete copies of any and all plans of correction which the agencies required to be submitted in response to said survey reports.

                 2.29  SUPPLIERS AND PROVIDERS OF SERVICES.

                          (a)     Schedule 2.29 lists all suppliers of goods
to, and providers of services to, any of the FHC Affiliates to which an FHC Affiliate made payments during the fiscal year ended June 30, 1995, in excess of five percent of such FHC Affiliate's operating expenses as reflected on its statement of operations for such year (collectively, "Suppliers").

                          (b)     Except as set forth on Schedule 2.29, no FHC
Affiliate has any information which might reasonably indicate that any of the Suppliers listed on Schedule 2.29 intends to cease selling or rendering services to, or dealing with, any of the FHC Affiliates, nor has any information been brought to their attention which might reasonably lead them to believe any such Supplier intends to alter in any material respect the amount of sales or service or the extent of dealings with Buyer, or would alter in any material respect the sales or service or dealings in the event of the consummation of the transactions contemplated hereby.

                          (c)     Except as set forth at Schedule 2.29, no FHC
Affiliate or any entity controlled by FHC or any FHC Affiliate nor, to the knowledge of Sellers, any of their respective executive officers or directors (or any entity controlled by any executive officer or director) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee, partner or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee or Supplier of any of the FHC Affiliates.

                 2.30 RELATED PARTY TRANSACTIONS. To the knowledge of Sellers, except as set forth in Schedule 2.30, and except for compensation to employees for services rendered, no current director or officer of any FHC Affiliate is presently, or during the last fiscal year has been, (a) a party to any material transaction with such Facility (including, but not limited to, any Contract or other arrangement providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, or shareholder, or (b) the direct or indirect owner of any interest in any Person which is a present competitor, supplier or customer of such FHC Affiliate with respect to the business, nor does any such person receive income from any source other than such FHC Affiliate which should properly accrue to such FHC Affiliate.

                 2.31  MANAGEMENT CONTRACTS AND RELATED AGREEMENTS.  Schedule
2.31 lists all Contracts pertaining to the Management Contracts (the "Related Contracts"). FHC-MSI and HSMI have made available to UHS-DEL copies of all of the Management Contracts and all such Related Contracts, including all amendments thereto. All of the Management Contracts and Related Contracts are valid, binding and in full force and effect and, except as set forth on
Schedule 2.31, have not been amended or modified. Neither HSMI nor FHC-MSI is in default, and no notice of alleged default has been received by either of them, under any of the Management Contracts or Related Contracts. To the best of Sellers' knowledge no party to any such contract is in default or alleged to be in default thereunder, and no condition or event has occurred that, after notice or lapse of time or both, would constitute a default by any party thereto. The rights of FHC-MSI and HSMI under all of the Management Contracts and Related Contracts are owned by FHC-MSI and HSMI free and clear of all Liens except as set forth on Schedule 2.31. Except as set forth in Schedule 2.31, there has been no cancellation, or threat to cancel any of the Management Contracts and Related Contracts by any other party thereto. Except as set forth on Schedule 2.31 hereto, none of the rights of FHC-MSI or HSMI under any of the Management Contracts or Related Contracts is subject to termination or modification as a result of the transactions contemplated hereby.

                 2.32 NO BROKERS. Except as set forth on Schedule 2.32, none of Sellers has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, UHS, UHS-DEL, Wellington, FHC-Florida, FHC, FHC-MSI, HSMI or any of the FHC Affiliates to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and none of FHC, FHC-Florida, FHC-MSI, HSMI or any of the FHC Affiliates is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                 2.33 NO MISREPRESENTATION OR OMISSION. No representation or warranty by Sellers in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by or on behalf of Sellers pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                 3. REPRESENTATIONS AND WARRANTIES OF BUYER AND UHS. In order to induce Sellers to enter into and perform this Agreement, the Buyer and UHS, jointly and severally, represent and warrant as follows:

                          3.1  EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY.
Each of Buyer, UHS-DEL, Wellington and UHS is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Buyer, UHS-DEL, Wellington and UHS is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where such failure to qualify would not have a material adverse effect on Buyer, UHS-DEL, Wellington or UHS. Each of Buyer, UHS-DEL, Wellington and UHS has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Neither Buyer nor UHS, UHS-DEL or Wellington is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which either is a party or is subject.

                          3.2  AUTHORIZATION; VALIDITY AND EFFECT OF
AGREEMENTS. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, UHS-DEL, Wellington and UHS, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of each of UHS, UHS-DEL, Wellington and Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 3.2 hereto, the execution and delivery of this Agreement by Buyer, UHS-DEL, Wellington and UHS does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party (except for compliance with the HSR Act), (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer and UHS pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer, UHS-DEL, Wellington or UHS is a party or by which any of them is bound, and (iii) violate or conflict with any provision of the Bylaws or Articles of Incorporation of Buyer, UHS-DEL, Wellington or UHS as amended to the date of this Agreement.

                 3.3 NO BROKERS. Except as set forth in Schedule 2.32, neither Buyer nor UHS, UHS-DEL or Wellington has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer, UHS, UHS-DEL or Wellington or any Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and neither Buyer nor UHS, UHS-DEL or Wellington is aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                 3.4 BUYER'S PRE-CLOSING INVESTIGATION. On the basis of its due diligence investigation of the Purchase Assets, Senior Management of UHS (as hereinafter defined) has not affirmatively determined and concluded that, as of the date of this Agreement, the UHS Group has a Rep and Warranty Claim (as defined in Section 7.3) against Sellers which would give rise to indemnification rights under Section 7.3. Nothing contained in the preceding sentence shall in any way limit, restrict or otherwise modify the rights of the UHS Group to indemnification under Section 7.3, but a breach hereof shall permit Sellers to exercise rights under Section 7.7. For purposes of this agreement, the term "Senior Management of UHS" shall mean the following persons(s): Alan B. Miller, Kirk E. Gorman, Michael Servais, Thomas J. Bender, Steve G. Filton, Bruce R. Gilbert and Richard C. Wright, and does not include any other person and the knowledge and awareness or conclusions of any other person shall not be imputed to any of the foregoing named persons.

         4.      COVENANTS OF SELLERS.

                 4.1    ACCESS TO FACILITIES AND ADDITIONAL INFORMATION.

                        4.1.1 From the date hereof until the Closing Date, Sellers shall provide, and cause their respective agents (including counsel and accountants) to provide, to the officers and agents of Buyer, UHS-DEL, Wellington and UHS reasonable access to and the right to inspect the Purchase Assets and books and records of the FHC Affiliates and the books and records of FHC, FHC-MSI, HSMI and FHC-Florida pertaining to the Purchase Assets, and will furnish and cause to be furnished to Buyer, UHS-DEL, Wellington and UHS all material information concerning the FHC Affiliates or the business of the FHC Affiliates not otherwise disclosed pursuant to this Agreement, and such additional financial, operating and other data and information regarding the FHC Affiliates, the business of the FHC Affiliates and the Purchase Assets as Buyer, UHS-DEL, Wellington and UHS may from time to time reasonably request, without regard to where such information may be located.

                          4.1.2   Within 20 days following the end of each
calendar month prior to the Closing Date, and within 30 days following the end of each calendar quarter prior to the Closing Date, the FHC Affiliates will deliver to Buyer true and complete copies of the unaudited balance sheet and the related unaudited statements of income and operations of the FHC Affiliates for each such month or quarter then ended, together with any notes thereto.

                          4.1.3  From the date hereof until the Closing Date,
each of the FHC Affiliates, HSMI and FHC-MSI, as the case may be, shall cause its officers, partners and employees to keep Buyer reasonably informed of operational matters in respect of the business of the Facilities, Management Contracts and the general status of on-going operations. Each of the FHC Affiliates, HSMI and FHC-MSI, as the case may be, shall notify Buyer in writing and keep Buyer informed of the status of any material changes in the operations, financial condition or business of the Facilities, Management Contracts, any FHC Affiliate, HSMI or FHC-MSI and of any complaints, investigations, hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated).

                          4.1.4  FHC will cooperate and cause its independent
accountants to cooperate (a) in assisting UHS to prepare an audit of the Facilities' financial statements and the Management Contracts and (b) with UHS in filing such financial statements with UHS's filings with the Securities and Exchange Commission, if requested by UHS. The costs of such audit shall be the responsibility of UHS.

                          4.1.5  Promptly after the execution of this
Agreement, Sellers shall deliver to UHS, to the extent not already delivered to UHS, copies of all title insurance policies and binders in the possession of any Seller for any of the Real Property and copies of all surveys of any of the Real Property in the possession of any Seller.

                 4.2 OPERATIONS. From the date hereof until the Closing Date and except as otherwise expressly provided in this Agreement, each FHC Affiliate, FHC-Florida, HSMI and FHC-MSI with respect to the Management Contracts, will:

                          (a)     carry on its business, and cause all
hospitals under Management Contracts to carry on their business, in substantially the same manner as heretofore and not make any material change in its personnel, operations, finances, accounting policies, or real or personal property or in the personnel, operations, finances, accounting policies, or real or personal properties of the hospitals under Management Contracts;

                          (b)     maintain the Purchase Assets and all parts
thereof in their current condition, ordinary wear and tear excepted;

                          (c)     perform all of its obligations under
Contracts relating to or affecting the Purchase Assets or the business of its Facility;

                          (d)     use their reasonable best efforts to obtain
appropriate releases, consents, estoppels and other instruments as Buyer may reasonably request;

                          (e)     keep in full force and effect present
insurance policies or other comparable insurance and maintain sufficient liquid reserves to meet all deductible, self-insurance and copayment requirements under present insurance policies;

                          (f)     maintain and preserve its business
organizations and operations intact, deal with the present employees at its Facility in a manner consistent with its existing personnel policies; maintain its relationships with physicians, suppliers and other Persons having business relations with it; and cooperate with Buyer by taking such actions as are reasonably necessary to facilitate the smooth, efficient and successful transition to Buyer of such business organizations and operations and employee and other relations at Closing; and

                          (g)     permit and allow reasonable access by Buyer
to discuss post-closing employment with any of its personnel and to establish relationships with physicians, suppliers and others having business relations with it.

                 4.3 NEGATIVE COVENANTS. From the date hereof until the Closing Date, except as otherwise expressly provided in this Agreement or without the prior written consent of Buyer, none of the FHC Affiliates, FHC-Florida, or HSMI or FHC-MSI will:

                          (a)     amend or terminate any of the Assumed
Contracts or Management Contracts, enter into any Contract or incur or agree to incur any liability, except in the ordinary and regular course of business, and in no event that requires the payment by such entity prior to Closing or Buyer after Closing of an amount greater than TEN THOUSAND DOLLARS ($10,000) per Contract, or that is not terminable without cause or penalty within thirty (30) days following the Closing Date;

                          (b)     make offers to any of its employees for
employment with it, FHC, any other FHC Affiliate or any other affiliate of FHC after the Closing, except those persons whose names are set forth in Schedule
4.3 (the "Excluded Employees");

                          (c)     increase compensation payable or to become
payable to, make a bonus payment to, or otherwise enter into one or more bonus agreements with, any of its employees or agents, except in the ordinary and regular course of business in accordance with existing personnel policies;

                          (d) create, assume or permit to exist any new Lien
upon any of the Purchase Assets other than purchase money liens arising in the ordinary course of business;

                          (e)     sell, assign, transfer, distribute or
otherwise dispose of any property, plant or equipment, except in the ordinary and regular business of the Facilities with comparable replacement thereof;

                          (f)     take any action outside the ordinary and
regular course of business;

                          (g)     take any action relating to its liquidation
or dissolution; or

                          (h)     create, incur, assume, guarantee or otherwise
become liable for, cancel, pay, agree to cancel or pay, provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right to receive any direct or indirect payment or other benefit under, any liability except in the ordinary and regular course of business and in an amount not exceeding $2,500 individually or $10,000 in the aggregate.

                 4.4 GOVERNMENTAL APPROVALS. From the date hereof until the Closing Date, Sellers shall (a) promptly apply for and use their reasonable best efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of governmental and regulatory authorities required of them to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as the UHS Group or such authorities may reasonably request, and
(c) assist and cooperate with the UHS Group to obtain all consents, licenses, permits, approvals, authorizations and clearances of governmental and regulatory authorities that Buyer or UHS reasonably deems necessary or appropriate, and to prepare any document or other information required of any Seller by any such authorities, in order to consummate the transactions contemplated herein.

                 4.5 FTC NOTIFICATION. Promptly after the execution of this Agreement, Sellers will file with the Federal Trade Commission ("FTC") and the United States Department of Justice ("Justice Department") the Notification and Report Form required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). From the date hereof until the Closing Date, Sellers shall file all reports or other documents required or requested by the FTC and Justice Department under the HSR Act concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the effective date of this Agreement. Sellers shall furnish to the UHS Group such information concerning Sellers as the UHS Group needs to perform their obligations under Section 5.1. All filing fees under the HSR Act shall be shared equally by UHS and FHC.

                 4.6 NO-SHOP CLAUSE AND TERMINATION FEES. (a) From the date hereof until the earlier of the termination of this Agreement or April 1, 1997 (unless the Closing Date is extended beyond such date by the parties) and except as permitted by Section 4.3(e) or except in connection with one of the following transactions (a "Parent Transaction") involving FHC: (a) a tender or exchange offer, (b) a merger, consolidation or other business combination or
(c) the sale of all or substantially all of the assets of FHC to a third party, Sellers shall not, and will not permit any Person acting for or on behalf of Sellers to, without the prior written consent of UHS: (i) offer for sale the Purchase Assets, or any portion thereof, (ii) solicit offers to buy the Purchase Assets, or any portion thereof, (iii) hold discussions with any Person looking toward such an offer or solicitation, or looking toward a merger, consolidation or other combination with any FHC Affiliate, (iv) enter into any contract with any Person with respect to the sale of the Purchase Assets, or any portion thereof, or with respect to any merger, consolidation, or other combination with any FHC Affiliate or (v) furnish or permit or cause to be furnished any information to any Person that Sellers know or have reason to believe is in the process of considering any one of the transactions described above. If Sellers or any Person acting for or on behalf of any of the foregoing, receives from any Person (other than Buyer, UHS or a representative thereof) any offer, inquiry or informational request referred to above, Sellers will promptly (x) advise such Person, by written notice, of the substantive terms of this Section, (y) advise Buyer and UHS of such offer, inquiry or request, and (z) deliver to Buyer and UHS a copy of such notice together with a copy of all documents that constitute, relate or refer to any and all responses to such offer, inquiry or request.

                          (b)      If the UHS Group is unable to acquire any of
the Purchase Assets as a result, either directly or indirectly, of a Parent Transaction or the shopping of the Purchase Assets by Sellers in violation of
Section 4.6(a), either of which occurs prior to April 1, 1997, Sellers shall pay Buyer TWO MILLION DOLLARS ($2,000,000) upon the earlier of April 1, 1997 or the consummation of the Parent Transaction or the close of the sale of the Purchase Assets to a third party, as applicable. The parties acknowledge and agree that the foregoing $2,000,000 payment shall be a transaction termination fee (the "Termination Fee"). The payment by Sellers to Buyer of the Termination Fee shall terminate all obligations of the parties under this Agreement other than those set forth in Section 10.6 below.

                          (c)     If Buyer fails to acquire the Purchase Assets
prior to April 1, 1997 solely as a result of the failure of the Board of Directors of UHS to approve and authorize consummation of the transactions contemplated by this Agreement at the first meeting of the Board of Directors of UHS following the completion of this Agreement in full, including final Schedules, Appendices and Exhibits (the "Approval Meeting"), UHS shall pay to Sellers TWO MILLION DOLLARS ($2,000,000) upon the earlier of April 1, 1997 or the second business day following the Approval Meeting. The parties acknowledge and agree that the foregoing $2,000,000 payment shall be a transaction termination fee (the "UHS Termination Fee"). The payment by UHS to Sellers of the UHS Termination Fee shall terminate all obligations of the parties under this Agreement other than those set forth in Section 10.6 below.

                 4.7 INSURANCE RATINGS. From the date hereof until the Closing Date, the FHC Affiliates will take all action reasonably requested by Buyer to enable Buyer to succeed to the worker's compensation and unemployment insurance ratings, insurance policies, deposits and other interests of the FHC Affiliates and the Facilities for insurance or other purposes. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

                 4.8 EMPLOYEES; EMPLOYEE BENEFIT PLANS. Sellers shall retain all liabilities and obligations for all benefits under the Employee Benefit Plans except as expressly set forth in Section 8.4(c) below, regardless of whether any such liabilities and obligations are disclosed on the June 1995 Balance Sheets (including, without limitation, any and all workers' compensation, COBRA, health, disability or other benefits due to or for the benefit of any employees of the FHC Affiliates or their covered dependents). As of the Closing, FHC or the FHC Affiliates, as the case may be, shall terminate the participation of all Hired Employees in any Employee Pension Benefit Plan in which any of the Sellers participates, and provide for distributions pursuant to the terms of the plans, ERISA and the Code. None of the Sellers shall terminate the employment of any of the Excluded Employees retained by any of the Sellers for a period of not less than 90 days after the Closing Date without prior written notice given to the Buyer at least ten days prior to such termination. If Buyer notifies such Seller within such ten-day period that the termination by such Seller of one or more of such Excluded Employees may constitute a "mass layoff" or "plant closing" under the WARN Act, Sellers shall pay all liability of such Seller and Buyer under the WARN Act resulting from such Seller's termination of the Excluded Employees retained by such Seller.

                 4.9 FURTHER ACTS AND ASSURANCES. At any time and from time to time at and after the Closing, upon request of Buyer, Sellers shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, UHS-DEL or Wellington, or their respective successors and assigns, full legal right, title and interest in and actual possession of the Purchase Assets and the business of the FHC Affiliates, to confirm each Seller's capacity and ability to perform its post-closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. Each Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which such Seller can execute or cause to be executed, as will enable Buyer, UHS-DEL or Wellington, as the case may be, to prosecute any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Purchase Assets and the business of the FHC Affiliates.

                 5.  COVENANTS OF THE UHS GROUP.

                          5.1  FTC NOTIFICATION.  Promptly after the execution
of this Agreement, UHS will file with the FTC and the Justice Department the Notification and Report Form required by the HSR Act. From the effective date hereof until the Closing Date, UHS shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act concerning the transactions contemplated hereby, and comply promptly with any request by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the effective date of this Agreement. The UHS Group shall furnish to Sellers such information concerning the UHS Group as Sellers need to perform their obligations under Section 4.6. All filing fees under the HSR Act shall be shared equally by UHS and FHC.

                          5.2  REGULATORY APPROVALS.  From the effective date
hereof until the Closing Date, each member of the UHS Group shall (a) promptly apply for and use its reasonable best efforts to obtain prior to Closing all consents, licenses, permits, approvals (including planning approvals), authorizations and clearances of governmental and regulatory authorities required of it to consummate the transactions contemplated hereby, (b) provide such information and communications to governmental and regulatory authorities as Sellers or such authorities may reasonably request, and (c) assist and cooperate with Sellers to obtain all consents, approvals, authorizations and clearances of government and regulatory authorities that Sellers reasonably deem necessary or appropriate, and to prepare any document or other information required of the UHS Group by any such authorities, in order to consummate the transactions contemplated hereby.

                          5.3  EMPLOYEE MATTERS.

                          (a)     Subject to the exclusions set forth in this
Section, and in reliance upon the representations and warranties of Sellers made in Section 2.21 and the covenants of Sellers made in Section 4.8, Buyer will offer to employ as of the Closing Date a sufficient number of employees working at the Facilities immediately prior to Closing so that Sellers may avoid the imposition of any liability under the WARN Act and shall pay all liability of the Sellers under the WARN Act resulting from the Buyer's failure to do so. Notwithstanding the foregoing, Buyer shall have no obligation to offer employment to (i) any employee who is not actively at work at the Facilities on the Closing Date, unless and until such employee returns to active work, (ii) those employees who are "part-time employees" (as defined in the WARN Act), (iii) those employees who voluntarily elect to leave the employment of any Seller or (iv) those Excluded Employees who accept the offer of retained employment with any Seller, and Sellers shall pay all liability under the WARN Act resulting from the termination of the Excluded Employees retained by any Seller.

                          (b)     Sellers acknowledge that, if the Excluded
Employees accept Sellers' offer of retained employment, Buyer may be unable to employ replacement personnel as of the Closing. As a result and for the purpose of ensuring a smooth and orderly transition of the business of the Facilities to Buyer, Sellers shall cause the Excluded Employees who accept a Seller's offer of retained employment to assist and cooperate with Buyer for a reasonable period after Closing in operating the Facilities and training the replacement personnel in the functions and services performed by the Excluded Employees.

                          (c)     It is the present intention of Buyer to offer
employment to all of the staff at the Roxbury Facility. Nothing contained in the foregoing sentence shall give rise to any obligation on the part of Buyer or create any third party beneficiary or other rights.

                          5.4  FURTHER ACTS AND ASSURANCES.  At any time and
from time to time at and after the Closing, upon request ofSellers, each of the UHS Group shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledge and delivered such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Sellers may reasonably request to confirm the capacity and ability of each of the UHS Group to perform its post-closing covenants and agreements under this Agreement, and to generally carry out the purposes and intent of this Agreement. The UHS Group shall also furnish Sellers with such information and documents in its possession or under its control, or which it can execute or cause to be executed, as will enable Sellers to prosecute any and all petitions, applications, claims and demands by or against third parties relating to or constituting a part of the Purchase Assets and the business of the Facilities for which any Seller is liable hereunder or relating to Government Reimbursement Programs.

                 6. CONDITIONS OF CLOSING; ALLOCATION OF PURCHASE PRICE; HIRING PROHIBITIONS; LOAN.

                          6.1  UHS GROUP'S CONDITIONS OF CLOSING. The obligation
of the UHS Group to purchase and pay for the Purchase Assets shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                                   6.1.1  All representations and warranties of
Sellers contained in this Agreement and the Schedules hereto shall be true and correct in all material respects at and as of the Closing Date, Sellers shall have performed in all material respects all agreements and covenants and satisfied all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and the UHS Group shall have received a certificate of FHC and each FHC Affiliate dated the Closing Date to such effect.

                                  6.1.2  Except as caused solely by any change
in the relevant market conditions and prospects, for which the

UHS Group shall assume all risk, there shall have been no material adverse change since the date of the June 1995 Balance Sheets in the financial condition, business or affairs of each FHC Affiliate and each hospital under a Management Contract; and each FHC Affiliate and each hospital under a Management Contract shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business the insurance proceeds related to which are not, in the reasonable opinion of Buyer and UHS-DEL, adequate to repair such damage and compensate for any lost business related thereto. The UHS Group shall have received a certificate of FHC, HSMI, FHC-MSI and each FHC Affiliate dated the Closing Date that the statements set forth in this Section 6.1.2 are true and correct.

                                  6.1.3  Sellers shall have delivered to the
UHS Group a Certificate of the Secretary of State (or other authorized officer) of the State of Florida and Commonwealths of Pennsylvania and Virginia, as the case may be, and certifying as of a date reasonably close to the Closing Date that each of FHC, HSMI and FHC-MSI, FHC-Florida and the FHC Affiliates has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                                  6.1.4  (a)  FHC shall have delivered to the
UHS Group a certificate of its corporate Secretary certifying:

                                        (i)  The Resolutions of its Board of
Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                        (ii)  The incumbency of its officers
executing this Agreement and all agreements and documents contemplated hereby;
and

                                        (iii) That the Articles of
Incorporation and Bylaws of FHC attached to such certificate are complete and correct and in effect as of the date of such certification.

                                  (b)      The Secretary of each of the FHC
Affiliates shall have delivered to the UHS Group a certificate certifying:

                                        (i)   The Resolutions of its Board of
Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                        (ii)  The incumbency of its officers
executing this Agreement and all agreements and documents contemplated hereby;
and

                                        (iii) That the Articles of
Incorporation and Bylaws of each FHC Affiliate attached to such certificate are complete and correct and in effect as of the date of such certification.

                                  (c)  Each of HSMI, FHC-Florida and FHC-MSI
shall have delivered to the UHS Group a certificate of their respective corporate Secretary certifying:

                                        (i)  The Resolutions of its Board of
Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

                                        (ii)  The incumbency of its officers
executing this Agreement and all agreements and documents contemplated hereby;
and

                                        (iii) That the Articles of
Incorporation and Bylaws of HSMI, FHC-Florida or FHC-MSI attached to such certificate are complete and correct and in effect as of the date of such certification.

                                  6.1.5  The UHS Group shall have received from
counsel for Sellers (which may be house counsel), an opinion, dated the Closing Date, satisfactory to the UHS Group in the form attached hereto as Exhibit D.

                                  6.1.6  The waiting period under the HSR Act
shall have expired or been terminated and all material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions required with or from any governmental entity (including without limitation receipt of licenses (or commitments to issue licenses) to own and operate the Facilities in Pennsylvania and for Buyer to conduct the business of the FHC Affiliates as currently conducted, approvals of the U.S. Department of Justice, the Federal Trade Commission and the Pennsylvania agencies responsible for mental health hospital/facility licensure and certificates of need or nonaction of the U.S. Department of Justice and the Federal Trade Commission within the applicable waiting period) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly obtained and shall be reasonably satisfactory to the UHS Group and its counsel, and copies thereof shall be delivered to the UHS Group no later than three (3)





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
business days prior to the Closing. No such consent or approval (a) shall be conditioned on the material modification, cancellation or termination or any material Assumed Contract, or (b) shall impose on Buyer or UHS-DEL, in the case of the Management Contracts, any condition or provision or requirement with respect to the Facilities or their operation or the Management Contracts that is more restrictive in any material respect than or different in any material respect from the conditions imposed upon such operation or the Management Contracts prior to Closing, unless Buyer or UHS-DEL, as the case may be, give their prior written approval.

                                  6.1.7  On the Closing Date, no injunction or
order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a governmental entity to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such governmental entity which is reasonably likely to materially adversely affect the FHC Affiliates or the Purchase Assets. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of the UHS Group to own the Purchase Assets or to conduct the businesses relating thereto.

                                  6.1.8  Buyer and Wellington shall have
received such property tax records of FHC, FHC-Florida and the FHC Affiliates as they shall have reasonably requested, and the UHS Group shall have obtained an appraisal of the Purchase Assets (including the Real Property but not the leased property) solely for the purpose of allocating the agreed Purchase Price by a qualified appraiser, reasonably satisfactory to Sellers and to the UHS Group, which records and appraisal shall have been used in arriving at and supporting the allocation of the Purchase Price for the Purchase Assets referred to in Section 6.3 hereof. The cost of the appraisal shall be the responsibility of Buyer.

                                  6.1.9  Intentionally omitted.

                                  6.1.10  With respect to the Assumed Contracts
and Management Contracts requiring consent by the other party to an assignment by the FHC Affiliates, Buyer and UHS-DEL shall have received those consents each deems necessary to allow it to conduct business with the Purchase Assets after the Closing Date in substantially the same manner as such business was conducted by the FHC Affiliates, HSMI and FHC-MSI on the date hereof.





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
                                  6.1.11  Consummation of the transactions
contemplated by this Agreement shall have been approved and authorized by the Board of Directors of UHS.

                                  6.1.12  At the Closing, the FHC Affiliates
shall execute and deliver to Buyer affidavits complying in all respects with
Section 1445(b)(2) of the Code and Buyer agrees that, except as otherwise provided in Section 1445(b)(7) of the Code and the Treasury Regulations promulgated pursuant thereto, upon the execution and delivery of such affidavits to Buyer, no deduction shall be made or claimed against the Purchase Price by reason of the requirements of Section 1445 of the Code.

                                  6.1.13  Intentionally omitted.

                                  6.1.14  The Working Capital shall not be less
than $2,500,000 at the Closing Date.

                                  6.1.15  Buyer's receipt of standard ALTA fee
owner's title insurance policies (the "Title Policies") insuring title (at standard market rates for fee simple title) to each parcel of Real Property in Buyer and Wellington, as the case may be, as fee owner, subject only to the Permitted Encumbrances, in the aggregate amount of no more than the Purchase Price, and issued by a national title insurance company (the "Title Company").

                                  6.1.16  Execution and delivery by Sellers to
the UHS Group of the Instruments of Conveyance set forth in Section 1.5

                          6.2  SELLERS' CONDITIONS OF CLOSING.  The obligation
of Sellers to sell the Purchase Assets and consummate the other transactions contemplated by this Agreement shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                                  6.2.1  All representations and warranties of
the UHS Group contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and the UHS Group shall have performed in all material respects all agreements and covenants and satisfied all conditions on their respective parts to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Sellers shall have received a certificate of the UHS Group dated the Closing Date to such effect.

                                  6.2.2  Each of UHS Group shall have delivered
to Sellers a certificate of their respective corporate secretaries certifying:

                                  (a)  The Resolutions of its Board of
Directors authorizing execution, performance and delivery of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                                  (b)  The incumbency of its officers executing
this Agreement and all agreements and documents contemplated hereby.

                                  (c)      That the articles of incorporation
and bylaws of such entity attached to such certificate are complete and correct and in effect as of the date of such certificate.

                                  6.2.3  Sellers shall have received from
counsel for the UHS Group (which may be house counsel), an opinion, dated the Closing Date, in the form attached hereto as Exhibit E.

                                  6.2.4  The approval and all consents from
third parties and governmental entities required to consummate the transactions contemplated hereby shall have been obtained without restrictions, conditions or provisions, except as approved by FHC, such approval not to be unreasonably withheld, and the written approval of the transaction by the institutional lenders listed on Schedule 6.2.4 shall have been received by Sellers.

                                  6.2.5  No suit, action, investigation,
inquiry or other proceeding by any governmental entity or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a governmental entity to restrain or prohibit the transactions contemplated by this Agreement and no adverse decision shall have been made by any such governmental entity which is reasonably likely to materially adversely affect the FHC Affiliates and the Facilities. No federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of Buyer to own or conduct the business of the FHC Affiliates.

                                  6.2.6  UHS and Buyer (i) shall have obtained
the release of Sellers from all of the Assumed Liabilities or (ii) shall have delivered to Sellers an undertaking in the form attached hereto as Appendix IV, indemnifying Sellers from and against all of the Assumed Liabilities.

                                  6.2.7  The execution and delivery at Closing
of the Assumption Agreement.

                                  6.2.8  The delivery to FHC and the FHC
Affiliates of the guaranty of UHS with respect to Buyer's obligations under, arising out of, or in connection with this Agreement, which guaranty shall be in the form of Exhibit F hereto.

                                  6.2.9  The payment of the Purchase Price by
the UHS Group to the Sellers in the form of $36,500,000 in wired federal funds and the delivery of the Note or the deposit of $5,000,000 with the Escrow Agent pursuant to the Escrow Agreement.

                          6.3  ALLOCATION OF PURCHASE PRICE.  The Purchase
Price shall be allocated in its entirety among the Purchase Assets and the Non-competition Agreement in Section 8.2 in accordance with Schedule 6.3 hereto and as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder. Sellers and the UHS Group shall file all information and tax returns (and any amendments thereto) in a manner consistent with this
Section 6.3 and comply with the applicable information reporting requirements of Section 1060 of the Code and Treasury Regulations promulgated thereunder. If, contrary to the intent of the parties hereto as expressed in this Section
6.3 any taxing authority makes or proposes an allocation different from that contained in this Section 6.3, Sellers and the UHS Group shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns as may reasonably be required to protect its interests.

                          6.4  HIRING PROHIBITION.  (a)  Except as permitted
under the terms of this Agreement, during the period from the date hereof through the period six months following the date (i) of the Closing or (ii) this Agreement is terminated pursuant to Section 9.1, no party to this Agreement shall solicit or hire any employee of any other party without the advance written consent of such other party; provided, however, that if an employee independently applies for a position without solicitation, the restrictions of this Section 6.4 shall not apply.

                          (b)     FHC and Buyer agree that Mark Benz will be
engaged to manage the Facilities Assets during the period of time when EBITDA is measured pursuant to Section 1.6.3(a). If Buyer finds it necessary, in its sole discretion, to terminate Mark Benz, Buyer will use its reasonable efforts to locate a manager reasonably acceptable to FHC and will permit such manager to earn incentive compensation from FHC for producing specified results. FHC agrees that Buyer will be made aware and approve the terms of any incentive compensation for Mark Benz or his designated replacement. Nothing herein creates any third-party beneficiary or other rights in favor of Mark Benz or any other person.

                          6.5  LOANS.  (a)  Prior to the Closing hereunder,
Buyer, in its sole discretion, may make a loan (the "Pre-Closing Loan") to Sellers in the amount of $41,500,000. This Pre-Closing Loan will be used to pay off the existing loans currently encumbering any of the assets to be purchased by Buyer from Sellers under this Agreement and will be secured by a first lien position on those assets and such other collateral mutually agreed upon by the parties. The Pre-Closing Loan will be under terms mutually agreed to by Buyer and Sellers, which will include, without limitation (i) that the Pre-Closing Loan will be satisfied in full by transfer to Buyer of the Purchase Assets in the Closing of the transactions contemplated hereunder and delivery to Buyer of $5,000,000 from the Post Closing Loan, (as defined in Section 6.5(b) below) (ii) EBITDA from the Facilities Assets from and after the date FHC receives the full funding of the Pre-Closing Loan shall belong to Buyer.

                          (b)     Buyer agrees that it will make a secured loan
(the "Post Closing Loan") to Sellers in an amount not to exceed $7.0 million. This Post Closing Loan will be subject to terms outlined on Exhibit G attached hereto. In the event Buyer makes a loan to Sellers under Section 6.5(a) above, $5.0 million of any Post-Closing Loan made under this Section 6.5(b) shall partially fund the full satisfaction of the Pre-Closing Loan as set forth in
Section 6.5(a).

                 7. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

                          7.1     EVENTS OF DEFAULT -- SELLERS.  A breach of
any representation or warranty by Sellers or a breach as a result of the failure of Sellers to perform any of their respective agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.3 hereof.

                          7.2  SURVIVAL OF REPRESENTATIONS, ETC.  All
representations and warranties made by Sellers in this Agreement or in any exhibit, schedules, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the UHS

Group with respect thereto, shall survive the Closing hereunder for the following periods:

                         (a)     With respect to the representations and
warranties of Sellers (other than those representations and warranties in Sections 2.1, 2.2, 2.10, 2.20, 2.21, 2.25, 2.27 and 2.32) and all related exhibits, schedules, certificates, documents and instruments, any claim arising thereunder must be brought within a period of twenty-four (24) months following the Closing Date.

                         (b)     With respect to the representations and
warranties of Sellers contained in Sections 2.10, 2.20, 2.21, 2.25, 2.27 and
2.32 and all related exhibits, schedules, certificates, documents and instruments, any claim arising thereunder must be brought within the period of the applicable statutes of limitations, including any extensions thereof.

                         (c)     With respect to the representations and
warranties of Sellers contained in Sections 2.1 and 2.2 and all related exhibits, schedules, certificates, documents and instruments, such representations and warranties shall survive the Closing and any claim arising thereunder may be brought at any time.

                          7.3     INDEMNIFICATION TO THE UHS GROUP.  From and
after the Closing Date, Sellers jointly and severally shall, up to a maximum aggregate payment equal to the Purchase Price, indemnify and hold the UHS Group and their respective affiliates, agents and representatives, harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties set forth in this Agreement or in any other document, exhibit, schedule, instrument or certificate furnished to the UHS Group by or on behalf of any of the Sellers in connection herewith not being true and correct in all respects on the Closing Date; (ii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of any of the Sellers; (iii) any claims against, or liabilities or obligations of any of the Sellers not specifically assumed by any of the UHS Group pursuant to this Agreement; or (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section. Notwithstanding the foregoing, Sellers shall not be liable for any claims, losses, expenses, damages or liabilities under clause (i), and the corresponding costs and expenses under clause (iv), of the preceding sentence ("Rep and Warranty Claims") until the amount thereof exceeds $112,500 ("Basket Amount") in the aggregate and then Sellers shall be liable for the entire excess. An individual Rep and Warranty Claim with respect to which the amount of the claims, losses, expenses, damages or liabilities relating to such individual Rep and Warranty Claim does not exceed $5,000 (such claim being a "Small Claim") shall not be included in the calculation of the Basket Amount until the aggregate amount of all Small Claims exceeds $200,000 (the "Small Claim Basket Amount"). In addition, the UHS Group may not bring an indemnification claim under this Section 7.3 for a Small Claim until both the Basket Amount and Small Claim Basket Amount are met, after which Sellers shall be liable for the entire excess. However, Sellers shall be liable for the full amount of all claims, losses, expenses, damages and liabilities pursuant to clauses (ii) and (iii), and corresponding costs and expenses under clause (iv), of the first sentence of this Section 7.3.

                          7.4  REPRESENTATION, COOPERATION AND SETTLEMENT.  (a)
The UHS Group agrees to give prompt written notice to Sellers of any claim against the UHS Group which might give rise to a claim by the UHS Group against Sellers based on the indemnity agreement contained in Section 7.3 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

                          (b)  The Sellers shall have full responsibility and
authority with respect to the payment, settlement, compromise or other disposition of any third party dispute, action, suit or proceeding in excess of the Basket Amount subject to indemnification by Sellers hereunder, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other disposition thereof, and the UHS Group agrees to cooperate with the Sellers in any reasonable manner requested by the Sellers in connection with any such negotiations. The UHS Group shall have the right, without prejudice to the Sellers' rights under this Agreement, at the UHS Groups' sole expense, to be represented by counsel of their own choosing and with whom counsel for the Sellers shall confer in connection with the defense of any such action, suit or proceeding. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding. Notwithstanding the foregoing, Sellers may compromise and settle any claim, action, or suit to which it must indemnify the UHS Group hereunder, provided that it gives the UHS Group advance notice of any proposed compromise or settlement and shall obtain the consent of the UHS Group to such proposed compromise or settlement, which consent shall not be unreasonably withheld.

                          7.5     EVENTS OF DEFAULT -- UHS GROUP.  A breach of
any representation or warranty by any of the UHS Group or a breach as a result of the failure of any of the UHS Group to perform any of its agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the indemnification set forth in Section 7.7 hereof.

                          7.6  SURVIVAL OF REPRESENTATIONS, ETC.  All
representations and warranties made by any of the UHS Group in this Agreement or in any exhibit, schedule, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of Sellers with respect thereto, shall survive the Closing hereunder.

                          7.7     INDEMNIFICATION TO SELLERS.  From and after
the Closing Date, the UHS-Group jointly and severally shall, up to a maximum aggregate equal to the Purchase Price, indemnify and hold Sellers, and their respective affiliates, agents and representatives, harmless from and against any and all claims, losses, expenses, damages or liabilities arising out of or relating to any of the following: (i) the representations and warranties set forth in this Agreement or in any other document, exhibit, schedule, instrument or certificate furnished to Sellers by or on behalf of any of the UHS Group in connection herewith not being true and correct in all respects on the Closing Date; (ii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder or in connection herewith on the part of any of the UHS Group; (iii) any act or omission in the operations or use of the Facilities Assets or the performance of the Assumed Contracts, including without limitation the Management Contracts, following the Closing so long as such act or omission is not, directly or indirectly, attributable to or the responsibility of any Seller (except that in regards to the assignment of the Management Contracts or performance under the Assignment Substitute, this proviso regarding attribution of an act or omission to any Seller shall not apply and Section 1.3.3 shall control); or (iv) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to any of the foregoing or the enforcement of this Section. Notwithstanding the foregoing, the UHS Group shall not be liable for any claims, losses, expenses, damages or liabilities under clause (i), and the corresponding costs and expenses under clause (iv), of the preceding sentence until the amount thereof exceeds $112,500 in the aggregate and then the UHS Group shall be liable for the entire excess. However, the UHS Group shall be liable for the full amount of all claims, losses, expenses, damages and liabilities pursuant to clauses (ii) and (iii), and corresponding costs and expenses under clause (iv), of the first sentence of this Section 7.7.

                          7.8  REPRESENTATION, COOPERATION AND SETTLEMENT.  (a)
Sellers agree to give prompt written notice to the UHS Group of any claim against Sellers which might give rise to a claim by Sellers against the UHS Group based on the indemnity agreement contained in Section 7.7 hereof, stating the nature and basis of the first-mentioned claim and the amount thereof.

                          (b)  The UHS Group shall have full responsibility and
authority with respect to the payment, settlement, compromise or other disposition of any dispute, action, suit or proceeding subject to indemnification by the UHS Group hereunder, including, without limitation, the right to conduct and control all negotiations with respect to the settlement, compromise or other disposition thereof, and the Sellers agree to cooperate with the UHS Group in any reasonable manner requested by the UHS Group in connection with any such negotiations. The Sellers shall have the right, without prejudice to the UHS Groups' rights under this Agreement, at the Sellers' sole expense, to be represented by counsel of their own choosing and with whom counsel for the UHS Group shall confer in connection with the defense of any such action, suit or proceeding. The parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding. Notwithstanding the foregoing, the UHS Group may compromise and settle any claim, action, or suit to which it must indemnify the Sellers hereunder, provided that it gives the Sellers advance notice of any proposed compromise or settlement and shall obtain the consent of the Sellers to such proposed compromise or settlement, which consent shall not be unreasonably withheld.

                 8.  TRANSACTIONS SUBSEQUENT TO THE CLOSING DATE

                          8.1  ACCESS TO RECORDS.  From time to time after the
Closing Date, upon the request of the UHS Group, Sellers will make available to the UHS Group any records, documents and data relating to the Purchase Assets or any of the FHC Affiliates retained by any of the Sellers whether located at FHC's headquarters or any other location. From time to time after the Closing Date, upon the request of FHC, any of the UHS Group will make available to FHC any records, documents and data relating to the Purchase Assets acquired by the UHS Group. For a period of seven (7) years following the Closing Date, neither Sellers nor the UHS Group shall discard, destroy or otherwise dispose of records, documents and data relating to Purchase Assets or the

FHC Affiliates without first making such records, documents and data available to the other party for inspection and copying.

                          8.2     NON-COMPETITION.  FHC, HSMI, FHC-MSI and the
FHC Affiliates each agrees that neither it nor any of its affiliated entities will for a period of five (5) years from the Closing Date directly or indirectly (i) own, build, invest in, assist in the development of, or have any management or administrative role in, any firm, corporation, business or other organization or enterprise engaged, directly or indirectly, in the provision of health care services within thirty (30) miles of any Facility, (ii) solicit for employment any employee of the Facilities purchased by Buyer or any facility under a Management Contract pursuant to the terms of this Agreement, or (iii) interfere with, disrupt or attempt to disrupt the relationship between UHS and Buyer or any of their affiliates and any of their respective lessors, lessees, contractors, licensors, licensees, customers or suppliers pertaining to the Facilities.

                          The performance by FHC or any FHC Affiliate under the
contract between City of Philadelphia Department of Human Services and First Corrections Corporation to be performed in Pennsylvania is expressly permitted and will not violate this non-competition provision.

                          Notwithstanding anything to the contrary provided in
this Section 8.2, the conduct of any of the following activities by FHC shall not constitute a violation of the non-competition provisions contained in this
Section 8.2:

                          (a)     the provision of traditional managed care
administrative services;

                          (b)     the performance of services pursuant to any
contract which has been awarded to FHC prior to the Closing Date and is listed on Schedule 8.2(b) hereto;

                          (c)     the operation of any FHC enterprise that is
in existence on the Closing Date and is listed on Schedule 8.2(c) hereto; and

                          (d)     the development of any project in New Jersey
or Delaware within the geographical area covered by the non- competition agreement in this Section 8.2 if UHS is offered the opportunity, on the same terms and conditions as FHC or any affiliated entity, to acquire a substantial equity participation in any such project.

                          If any court determines that any of the restrictive
covenants set forth in this Section 8.2, or any part of such covenants, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provisions shall then be enforceable and shall be enforced. FHC, HSMI, FHC-MSI and the FHC Affiliates acknowledge that the remedy at law for any breach or threatened breach of the provisions of this Section by any of them will be inadequate, and that, accordingly, the UHS Group shall, in addition to all other available remedies, be entitled to injunctive relief, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. FHC, HSMI, FHC-MSI and the FHC Affiliates agree not to plead or defend on any grounds of adequate remedy at law or any similar defense in any action by any of the UHS Group against any of them for injunctive relief or for specific performance of any of its obligations under this Section. Nothing contained herein shall be construed as prohibiting any of the UHS Group from pursuing any other remedies for such breach or threatened breach.

                          8.3     PROVIDER RELATIONSHIP.  From and after the
Closing Date and subject to satisfaction of customary credentialing requirements, FHC, on behalf of itself and all of its subsidiaries and affiliates, including FHC Options, Inc. (collectively, the "FHC System Entities"), shall accept and contract with UHS and any and all subsidiaries and affiliates of UHS (collectively, the "UHS System Entities") to be preferred providers for any of the FHC System Entities in the markets serviced from time to time by the UHS System Entities. In addition, to the extent permitted by law and subject to satisfaction of customary credentialing requirements and the UHS System Entities willingness to offer services at market prices, except when specifically instructed to the contrary by any client, FHC shall cause the FHC System Entities to use their best efforts to direct patients to facilities operated by UHS System Entities. FHC will notify UHS if a client specifically instructs an FHC System Entity to exclude a UHS System Entity as a provider.

                          8.4     TRANSITION COVENANTS.

                                  (a)  For a period of one hundred twenty (120)
days following the Closing Date, Sellers shall permit the UHS Group to utilize the information systems currently servicing the Facilities and the Management Contracts, free of all costs other than external, out-of-pocket costs incurred by Sellers and payable to third parties unrelated to Sellers to the extent the same arise out of the UHS Group's use of Sellers' information systems. Each of the UHS Group agrees to use its best efforts to convert the Facilities and Management Contracts to a UHS maintained information system as soon as practicable.

                                  (b)      To assist Sellers in connection with
filing reports relating to Government Reimbursement Programs, for a reasonable period following the Closing Date not to exceed six (6) months, Buyer shall cause certain of its employees to assist Sellers in obtaining the information necessary to file such reports so long as such assistance does not unreasonably interfere with Buyer's business.

                                  (c)      Notwithstanding anything in the
Agreement to the contrary, for a period of one hundred twenty (120) days following the Closing Date, at the request of Buyer, Sellers shall continue to provide current levels of health and other similar benefits to the Hired Employees and Buyer shall reimburse Sellers for the out-of-pocket costs of providing such benefits. Buyer agrees to use its best efforts to implement a benefit plan for the Hired Employees as soon as practicable.

                          8.5  EQUITY INVESTMENT.  For a period of two (2)
years following the Closing Date, UHS is willing to consider participation (but shall not be obligated to participate) as an equity joint venture partner of FHC in certain future large managed care contract arrangements acceptable to UHS in its sole discretion. The terms and conditions of such equity joint venture participation shall be upon mutually acceptable terms to be negotiated by UHS and FHC. This Section 8.5 is simply a statement of interest and neither party shall have any obligation to the other of any kind whatsoever in regard to this Section.

                          8.6  COLLECTION OF RECEIVABLES.  Between the Closing
Date and December 31, 1996, Buyer will use reasonable diligence consistent with standard practices of UHS entities to collect the accounts receivable transferred to Buyer hereunder.

                 9.       TERMINATION.

                          9.1  METHODS OF TERMINATION.  The transactions
contemplated herein may be terminated at any time before or after approval thereof by Sellers and the UHS Group, but not later than the Closing:

                                     (i)           By mutual consent of the
UHS Group and Sellers; or

                                     (ii)          By the UHS Group after June
30, 1996, if any of the conditions provided for in Section 6.1 hereof shall not have been met or waived in writing by the UHS Group prior to such date; or

                                     (iii)         By Sellers after June 30,
1996, if any of the conditions provided for in Section 6.2 hereof shall





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
not have been met or waived in writing by Sellers prior to such date.

                          9.2  PROCEDURE UPON TERMINATION.  In the event of
termination by the UHS Group or Sellers, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by the UHS Group or Sellers. If the transactions contemplated by this Agreement are terminated as provided herein:

                          (i)  Each party will redeliver all documents, work
papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same; and

                          (ii)  No party hereto shall have any liability or
further obligation to any other party to this Agreement other than the confidentiality obligations set forth in Section 10.6 hereof.

                 10.      MISCELLANEOUS.

                          10.1  NOTICE.  Any notice required or permitted
hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

         IF TO THE                         Thomas J. Bender
         UHS GROUP:                        Vice President
                                           Universal Health Services, Inc.
                                           367 South Gulph Road
                                           Box 61558
                                           King of Prussia, Pennsylvania  19406

         COPIES TO:                        Bruce Gilbert, Esq.
                                           General Counsel
                                           Universal Health Services, Inc.
                                           367 South Gulph Road
                                           Box 61558
                                           King of Prussia, Pennsylvania  19406

               AND
                                           Klett Lieber Rooney & Schorling
                                           A Professional Corporation
                                           40th Floor, One Oxford Centre
                                           Pittsburgh, Pennsylvania  15219

                                           Attention:  Robert T. Harper, Esq.





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
         IF TO SELLERS:                    Ronald I. Dozoretz, M.D.
                                           First Hospital Corporation
                                           240 Corporate Boulevard
                                           Norfolk, Virginia  23502

         COPIES TO:                        Philip H. Goodpasture, Esq.
                                           Christian & Barton
                                           909 East Main Street, Suite 1200
                                           Richmond, Virginia  23219-3095

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

                          10.2  EXECUTION OF ADDITIONAL DOCUMENTS.  The parties
hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement and to transfer and vest title to any Purchase Assets being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchase Assets sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

                          10.3  WAIVERS AND AMENDMENT.

                                  (a)      Sellers or the UHS Group may, by
written notice to the other executed by a properly authorized officer, (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

                                  (b)      This Agreement may be amended,
modified or supplemented only by a written instrument executed by all the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.





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
                          10.4  EXPENSES.  Whether or not the transactions
contemplated by this Agreement are consummated, the UHS Group shall pay the fees and expenses of their counsel, accountants, other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement, and Sellers shall pay any and all such fees and expenses incurred by them incident to the negotiation, preparation and execution of this Agreement and the performance by them of their obligations hereunder. Notwithstanding the foregoing, the UHS Group shall be responsible for paying closing costs arising in connection with costs for the Title Policies, surveys, appraisals, recording fees and transfer or stamp taxes and other taxes and costs arising from the transactions contemplated hereby; provided, however, that the UHS Group shall receive a credit against the Purchase Price of one-half of the amount of recording fees and transfer or stamp taxes and other taxes and costs arising from the transactions contemplated hereby.

                          10.5  OCCURRENCE OF CONDITIONS PRECEDENT.  Each of
the parties hereto agrees to use its reasonable best efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

                          10.6  CONFIDENTIALITY OBLIGATIONS; PUBLIC
ANNOUNCEMENTS.

                          (a)  Each party agrees that it will treat in
confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of non-public documents and materials which have been furnished in connection therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) such party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (ii) is known to the public and did not become so know through any violation of a legal obligation, (iii) became known to the public through no fault of such party or (iv) is later lawfully acquired by such party from other sources. Except as required by law and except for disclosures to its advisors, who shall be advised of the confidentiality requirements herein, Sellers shall not disclose to any Person the identity of any of the UHS Group, the Purchase Price, the terms or provisions of this Agreement or the content of any discussions or communications between Sellers and UHS Group.

                          (b)     Any public announcement or similar publicity
with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as UHS determines. Unless consented to by UHS in advance or required by law, prior to the Closing, Sellers and the UHS Group shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and the UHS Group will consult with each other concerning the means by which the FHC Affiliates' employees, customers, and suppliers and others having dealings with the FHC Affiliates, FHC, HSMI or FHC-MSI will be informed of the transactions contemplated by this Agreement and the UHS Group will have the right to be present for any such communication.

                          10.7  BINDING EFFECT; BENEFITS.  Subject to Section
10.14, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                          10.8  ENTIRE AGREEMENT.  This Agreement, together
with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all prior understandings and negotiations (written and oral) concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

                          10.9  GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania exclusive of the conflict of law provisions thereof.

                          10.10  COUNTERPARTS.  This Agreement may be executed
in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                          10.11  HEADINGS.  Headings of the Articles and
Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                          10.12  INCORPORATION OF EXHIBITS AND SCHEDULES.  All
Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                          10.13  SEVERABILITY.  If for any reason whatsoever,
any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

                          10.14  ASSIGNABILITY.  Except with respect to an
assignment by Buyer or UHS to any subsidiary or affiliate of Buyer or UHS as provided in Section 1.11, neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  [SIGNATURES ARE ON THE NEXT FOLLOWING PAGES]





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
                 IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.


                                 SELLERS:

                                 FIRST HOSPITAL CORPORATION

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------

                                 HORSHAM CLINIC, INC. d/b/a HORSHAM CLINIC

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------

                                 CENTRE VALLEY MANAGEMENT, INC.
                                 d/b/a THE MEADOWS PSYCHIATRIC CENTER

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------

                                 CLARION FHC, INC. d/b/a
                                 CLARION PSYCHIATRIC CENTER

                                 By: /s/ Ronald I. Dozoretz
                                     ---------------------------------

                                 Title: President
                                       ----------------------------


                                 WESTCARE, INC. d/b/a ROXBURY

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------


                                 FHC MANAGEMENT SERVICES, INC.

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------

                                 HEALTH SERVICES MANAGEMENT, INC.

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------

                                 FIRST HOSPITAL CORPORATION OF FLORIDA

                                 By: /s/ Ronald I. Dozoretz
                                     ------------------------------

                                 Title: President
                                       ----------------------------

                                 BUYER:

                                 UNIVERSAL HEALTH SERVICES, INC.

                                 By: /s/ Thomas J. Bender
                                     ------------------------------

                                 Title: Vice President
                                       ----------------------------


                                 UHS OF PENNSYLVANIA, INC.

                                 By: /s/ Thomas J. Bender
                                     ------------------------------

                                 Title: Vice President
                                       ----------------------------


                                 UHS OF DELAWARE, INC.

                                 By: /s/ Thomas J. Bender
                                     ------------------------------

                                 Title: Vice President
                                       ----------------------------


                                 WELLINGTON REGIONAL MEDICAL
                                 CENTER, INC.

                                 By: /s/ Steve Filton
                                     ------------------------------

                                 Title: Vice President
                                       ----------------------------


                                       67